Exhibit 10.3

AMENDED AND RESTATED SITE LEASE AND LANDFILL GAS DELIVERY AGREEMENT

This AMENDED AND RESTATED SITE LEASE AND LANDFILL GAS DELIVERY AGREEMENT is made this 17th day of November 2008, and is by and between RHODE ISLAND RESOURCE RECOVERY CORPORATION (“RIRRC”), a Rhode Island public corporation, and RHODE ISLAND LFG GENCO, LLC (“RILG”), a Delaware limited liability company.  RIRRC and RILG may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, RIRRC is the owner of a certain landfill, commonly referred to as the “Central Landfill,” located in the Town of Johnston, County of Providence, State of Rhode Island (the “Landfill”);

WHEREAS, the current configuration of the Landfill and Gas Collection Systems, as herein defined, constructed at the Landfill are depicted on the Existing Site Plan, attached hereto as Exhibit A;

WHEREAS, the Existing Site Plan shows the general configuration and layout of two electric generating facilities, one of which consists of the Existing Plant A and the other of which consists of Plant B, both of which are identified on Exhibit A hereto;

WHEREAS, the Existing Site Plan shows the general configuration and layout of the RIRRC Gas Collection System on Exhibit A;

WHEREAS, pursuant to a certain Landfill Gas Lease Agreement, dated May 1, 1987 (the “1987 Lease Agreement”), a predecessor of RIRRC granted to Ridgewood Providence Partners, L.P. (“Ridgewood Providence Power”), an affiliate of Ridgewood Rhode Island Generation, LLC (“Ridgewood Generation”) and RILG, the right to construct and operate a landfill gas-fired electric generating facility at the Landfill and certain rights with respect to the Landfill Gas produced at the Landfill;

WHEREAS, pursuant to the Termination and Assignment Agreement dated December 20, 2007 among CGLP, LKD, Ridgewood Providence Power, Ridgewood Gas Services LLC (“RGS”) and Rhode Island Gas Management LLC, RGS acquired the LKD Gas Collection System from LKD, as identified on Exhibit A, effective as of December 31, 2007, which acquisition resulted in a termination of LKD’s and CGLP’s rights and interests with respect to the Landfill and any Landfill Gas;

WHEREAS, RIRRC and RGS are entering into the Purchase and Sale Agreement of even date herewith under which RGS may purchase the RIRRC Gas Collection System;

WHEREAS, Ridgewood Generation and RIRRC entered into a certain Site Lease and Landfill Gas Delivery Agreement, dated August 1, 2003 (the “2003 Site Lease and Landfill Gas Delivery Agreement”), pursuant to which RIRRC granted Ridgewood Generation certain rights to real property and Landfill Gas at the Landfill in order to construct, develop and operate additional landfill gas-fired electric generation facilities at the Landfill;

WHEREAS, RIRRC has proposed the construction of a Phase VI expansion to the east of the existing Landfill;

WHEREAS, the Rhode Island State Planning Council’s Rhode Island Comprehensive Waste Management Plan dated April 2007 approves of RIRRC’s proposal to construct a Phase VI expansion to the east of the existing Landfill;

WHEREAS, Existing Plant A is situated immediately adjacent to the eastern slope of the existing Landfill;

WHEREAS, pursuant to Rhode Island General Law Section 23-19-10.2 RIRRC “shall have the right to acquire any land, or any interest therein, by the exercise of the power of eminent domain, whenever it shall be determined by the corporation that the acquisition of the land, or interest, is necessary for the construction or the operation of any solid waste management facility”;

WHEREAS, RILG wishes to induce RIRRC not to attempt to exercise its power of eminent domain with regard to the RILG Facilities or any other assets of RILG;

WHEREAS, RIRRC and RILG now desire to enter into this Amended and Restated Site Lease and Landfill Gas Delivery Agreement in order to amend and restate, as of the Effective Date, all rights given by RIRRC to Ridgewood Providence Power and Ridgewood Generation to construct, operate and maintain landfill gas-fired electric generating facilities at the Landfill as well as rights with respect to the Landfill Gas produced at the Landfill, all as described herein;

WHEREAS, RILG, individually or through one or more Affiliates, presently intends to undertake: the development of Plant C; the Decommissioning of Existing Plant A; and the removal of the two Deutz engines, together with their associated equipment that comprise a portion of Plant B, from their present location adjacent to Existing Plant A;

NOW THEREFORE, the Parties agree to restate the 1987 Lease Agreement and the 2003 Site Lease and Landfill Gas Delivery Agreement in their entirety, to read as follows:

ARTICLE I:   DEFINITIONS

 1.1            Attachments.  All exhibits, attachments and appendices to this Agreement are hereby deemed to be attached hereto and made a part hereof.

 1.2            Definitions.  Capitalized terms not otherwise defined herein have the meanings given to them in the Schedule of Definitions attached hereto.

ARTICLE II:   LEASEHOLD INTEREST

2.1             Rights Granted and Obligations Assumed.

(a)           Subject to the terms of this Agreement, RIRRC hereby conveys to RILG, and RILG hereby accepts from RIRRC, the following:

(i)           the sole and exclusive title and right to receive and exploit for its own benefit all Landfill Gas produced at the Landfill, including without limitation for the production of electricity and for sales of such Landfill Gas to third parties;

(ii)           sole and exclusive possession and occupancy of the Sites (subject to RIRRC’s rights thereto as set forth herein) for the purposes set forth herein, provided that RILG will agree or cause its Affiliates to agree to terminate such rights (A) with respect to the site of the Existing Plant A upon the conveyance of the Existing Plant A Assets to RIRRC pursuant to Section 5.6 and (B) with respect to the site(s) of any portions of Plant B that are relocated to the extent that such site(s) are no longer needed for the RILG Facilities;

(iii)           sole and exclusive right for it and its Affiliates to utilize the Leased Premises in such ways as may be related to and necessary, appropriate or convenient for the construction, possession, ownership and operation thereon of the RILG Facilities, including but not limited to the right (A) to bring onto and properly store on the Leased Premises all equipment, lubricants, solvents and the like used in any aspect of the operation of the RILG Facilities (B) to construct, install and maintain on the Leased Premises electric interconnection and metering equipment, and (C) to perform any act required by or permitted under any permit, Legal Requirements and/or Environmental Law relating to the uses of the Leased Premises contemplated under this Agreement;

(iv)           such non-exclusive licenses, rights of way and other appropriate rights, for the term of this Agreement only, over, along or across lands of RIRRC at the Landfill and the Industrial Park as RILG and its Affiliates may reasonably require in such locations as may be mutually agreed to between RILG and RIRRC such that RILG, its Affiliates and their employees, representatives, agents, contractors and subcontractors may perform any activity at the Leased Premises permitted hereunder or exercise any right granted hereunder, including, without limitation, (A) a non-exclusive right of way over lands of RIRRC in locations as may be reasonably acceptable to RIRRC for ingress and egress to the Leased Premises for construction, operation, maintenance and Decommissioning of the RILG Facilities and any mutually agreeable improvements or additions to the Gas Collection System, including a staging area during such construction and Decommissioning, (B) such easements, if any, as may be required by utility providers to RILG and its Affiliates at the Leased Premises for electricity interconnection and metering and other utilities in such locations as shall be reasonably acceptable to RIRRC; and provided further, that the Parties shall agree upon those portions of the Landfill and the Industrial Park to be used for any such licenses and rights of way and, upon such agreement, the Parties shall execute an amendment or supplement to this Agreement containing appropriate and legally sufficient descriptions (which may include maps or other exhibits if so required by RIRRC or RILG) of such rights of way, which descriptions shall be added to this Agreement as Exhibit C;

(v)           the right to conduct all activities at the Leased Premises (and, for the limited purposes specifically set forth in this Agreement, the Landfill and the Industrial Park) specifically permitted by this Agreement;

(vi)           the right to reasonable use of the Landfill, the Condensate Control, Treatment and Disposal System and the Leachate Control, Treatment and Disposal System, without additional compensation, to dispose of all materials generated by RILG and its Affiliates upstream of the Demarcation Point, and non-Hazardous Materials generated by RILG and its Affiliates downstream of the Demarcation Point, as a result of the activities contemplated by this Agreement, subject to all applicable Legal Requirements and reasonable Landfill rules promulgated by RIRRC, provided, further, that secondary condensate generated by RILG downstream of the Demarcation Point and disposed of in the LCS shall meet the same pretreatment permit limits for transfers to Publicly Owned Treatment Works, as amended, from time to time that are applicable to RIRRC.  RIRRC will construct, operate and maintain the Leachate Control, Treatment, and Disposal System, the Condensate Control, Treatment and Disposal System and the Landfill at RIRRC’s sole cost so that they are capable of receiving such materials reasonably generated by RILG and its Affiliates, as described on Exhibit D;

(vii)          in the event of termination of this Agreement or the cessation of development or production of any Landfill Gas, the right to enter onto the Leased Premises, at RILG’s sole cost, risk and responsibility, for the limited purpose of dismantling and removing all machinery, equipment, rigs and improvements belonging to or furnished by RILG or any Affiliates of RILG, provided that such removal shall be completed within one year after the termination of this Agreement and that RILG shall restore the Leased Premises to approximately level grade and remove hazardous conditions on or about the Leased Premises created by or resulting from the removal of such machinery, equipment, rigs, wells and improvements.

(b)           If during the term of this Agreement, RILG determines that any portion of the Site or Sites have become unsuitable for the effective operation of the RILG Facilities, then at the request of RILG an alternative site of similar size may be mutually selected by RILG and RIRRC to replace the original Site or Sites, which alternate site will then become such Site or Sites for purposes of this Agreement.  RILG shall pay all costs and expenses related to such relocation of the Site or Sites, unless such relocation is caused by either (i) RIRRC’s operations at the Landfill causing the previous Site or Sites to be unsuitable; or (ii) RIRRC requesting RILG to relocate because of RIRRC’s landfill operational needs.  In the event of either (i) or (ii), RIRRC shall pay all costs and expenses reasonably related to such Site relocation.  As used in this Section 2.1(b), the determination that any portion of the Site or Sites is “unsuitable” must be supported by the report of a recognized independent consultant, the selection and cost of which are to be the sole responsibility of RILG.

(c)           All activities conducted by RILG, its Affiliates and their employees, representatives, agents, contractors and subcontractors at the Landfill or on the Leased Premises shall be (i) at RILG’s and its Affiliates’ sole risk and responsibility, (ii) conducted in a manner that does not unreasonably interfere in any respect with RIRRC’s operation of the Landfill, and (iii) conducted in compliance with all applicable Legal Requirements, including requirements of any governmental permits and approvals relating to the Leased Premises, the Landfill or the RILG Facilities.

(d)           The parties acknowledge that RGS will have responsibility for conveying any Landfill Gas (other than so-called fugitive gas at levels not to exceed industry standards and otherwise in compliance with all Environmental Laws) from inside the toe of slope of the Landfill to the Demarcation Point (although RGS will not at any time hold title to such Landfill Gas).  RILG shall be responsible for accepting delivery of the Landfill Gas (other than such fugitive gas) at the Demarcation Point, causing such Landfill Gas to be treated to remove sulfur therefrom, and conveying the treated Landfill Gas either to the RILG Facilities for use as a fuel or, subject to Section 6.4, to the flares for its destruction.  In addition, RILG shall be responsible for the collection, treatment and disposal of secondary condensate generated downstream of the Demarcation Point.  Until the Commercial Operation Date, RIRRC shall pay RILG for all costs RILG incurs in performing its obligations under this Section 2.1(d), on a monthly basis based on invoices provided to RIRRC by RILG.   Commencing on the Commercial Operation Date, RILG shall be responsible for all costs incurred by it in performing its obligations under this Section 2.1(d).  Notwithstanding the prior sentence, (i) the costs of the sulfur removal system shall be allocated between RILG and RIRRC as set forth in Section 6.5 of this Agreement and (ii) RILG shall be responsible for the costs of the interim gas management plan referred to in Section 2.16 of the Services Agreement.

 2.2            Recording.  Promptly after the execution of this Agreement, RIRRC and RILG shall execute an appropriate memorandum of lease and RILG may thereafter record such memorandum of lease in the appropriate Registry of Deeds for the Town of Johnston, Rhode Island.  In addition, any subsequent amendments or supplements to this Agreement regarding the description of rights of way or of the Leased Premises shall be memorialized in an Amended Memorandum of Lease and likewise recorded, including an amendment to amend the Leased Premises to remove the sites of Existing Plant A and portions of Plant B to the extent contemplated by Section 2.1(a)(ii) and to add the descriptions contemplated by Section 2.1(a)(iv).

ARTICLE III: PAYMENT AND ADMINISTRATION

3.1             Payments to RIRRC.

(a)           Payments to RIRRC until the Commercial Operation Date.  Up until the Commercial Operation Date, RILG shall, or shall cause its Affiliates to, make payments to RIRRC in accordance with the terms of the 1987 Lease Agreement and the 2003 Site Lease and Landfill Gas Delivery Agreement (collectively, the “Pre-Commercial Operation Date Royalty Payment”).

(b)           Payments to RIRRC after the Commercial Operation Date.  Beginning with the Commercial Operation Date, RILG shall, or shall cause its Affiliates to, make monthly payments to RIRRC equal to fifteen percent (15%) of the Net Revenues generated and received by RILG and its Affiliates from the use or sale of Landfill Gas or Landfill Gas Products  subject to the following adjustments (as so adjusted, “Post-Commercial Operation Date Royalty Payment”):

(1)           Net Revenues shall be reduced, but not to less than $0, by:

(A)	Any charges imposed by the purchaser(s) of such Landfill Gas Products or charges to deliver Landfill Gas Products to such purchaser(s); and

(B)
An amount equal to (v) the number of hours in such month multiplied by (w) 12 megawatts multiplied by (x) Net Revenues for such month divided by (y) the total number of megawatt-hours of electricity produced using the Landfill Gas sold by RILG or an Affiliate of RILG in such month multiplied by (z) the applicable “Reduction of Royalty Payment” percentage set forth in the following table and as illustrated on Exhibit G:

Commercial Operation Year	Reduction of Royalty Payment
1	100%
2	100%
3	100%
4	100%
5	100%
6	80%
7	60%
8	40%
9	20%
10 and Thereafter	0%

(2)
Provided that the Post-Commercial Operation Date Royalty Payment due from RILG in any month has not been entirely offset by the credit set forth in paragraph (1) above, then after taking into account the reductions in Net Revenues in paragraph (1), Post-Commercial Operation Date Royalty Payments will be further reduced on a dollar-for-dollar basis, up to a maximum of $416,667, in any month, escalated annually beginning on the first anniversary of the Effective Date at CPI.  If in any month, the Post-Commercial Operation Date Royalty Payments (after taking the credit set forth in paragraph (1) above into account) are less than $416,667 adjusted at CPI for such month, RILG may carry over the remaining credit due under this paragraph, together with any other credit carried over from prior months, until such month or months when, after the application of the regular monthly credit provided for in this paragraph, the remaining Post-Commercial Operation Date Royalty Payments are sufficient to permit the use of additional accumulated monthly credits under this paragraph, with any accrued and unapplied credits continuing to be carried over to subsequent months.  Additionally, should Landfill operations cease or decline so as to reduce the average monthly Gas Collection Systems construction costs required to collect the Landfill Gas, the parties hereto shall negotiate a reduction of the credit set forth in this paragraph (2) by a proportional amount based upon the average Gas Collection Systems construction costs incurred over the previous three (3) years compared to the FY 2008 budget (as adjusted at CPI) for such construction costs.

(c)           Payments to RILG.   In the event that (i) RIRRC enters into a relationship, directly or indirectly, with a waste to energy company with respect to the utilization or diversion of waste and (ii) the quantity of waste deposited in the Landfill is less than the total tonnage shown in Exhibit E using the low side estimate and (iii) Landfill Gas generation is insufficient to operate the RILG Facilities at the capacities forecast by RILG prior to such utilization or diversion, then RIRRC shall make monthly payments to RILG in an amount necessary to hold RILG harmless from any reduction in revenues, subject to a reduction for RILG’s avoided cost of operation, as agreed by the Parties; provided that the payments made by RIRRC under this Section 3.1(c) shall not exceed $8,500,000 in any calendar year.  This concurrence, which applies to the period commencing with the Commercial Operation Date through 2025, shall not be unreasonably withheld, conditioned or delayed.

(d)           Ground Rent to RIRRC.  Commencing upon written notice from RILG to RIRRC that RILG has taken possession of the Pre-Treatment Site, and continuing for such time as RILG has possession of the Pre-Treatment Site, RILG shall pay monthly ground rent to RIRRC in the amount of $3,400.  Beginning in 2010, the amount of ground rent payable under this Section 3.1(d) shall be escalated at CPI annually on the anniversary of the Effective Date.

 3.2            Statement and Payments.

(a)  On or before the twenty-fifth (25th) day of each month, RILG shall furnish to RIRRC a statement and payment of the Royalty Payment for the prior month.  Such statement shall provide, in reasonable detail, the methodology used by RILG to calculate the Royalty Payment (including any set-offs thereto) for such month.

(b)  Any amounts not paid by RILG by the due date will accrue interest at the Interest Rate, such interest to be calculated from and including the due date to, but excluding, the date the delinquent amount is paid.

 3.3            Estimated Statement.  If all information required for statement purposes for any month is not available in time for RILG to prepare the statement required under Section 3.2(a), RILG shall prepare a good faith estimated statement and pay RIRRC based upon such estimated statement of the Royalty Payment.  RILG shall, as soon as practicable thereafter, submit the actual statement required under Section 3.2(a).  Any overpayment by RILG pursuant to such estimated statement shall be credited, without interest, against RILG’s payment obligations for the next month, and any underpayment shall be included, without interest, with the actual statement.

 3.4            Disputes and Adjustments.  A Party may, in good faith, dispute the correctness of any statement or any adjustment thereto rendered under this Agreement or adjust any statement for any arithmetic or computational error within sixty (60) days of the date the statement, or adjustment, was rendered.  If a statement or portion thereof, or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of the statement shall be required to be made when due, with notice of the objection given to the other Party.  Any dispute or adjustment shall be made in writing and shall state the basis for the dispute or adjustment.  Payment of the disputed amount shall not be required until the dispute is resolved pursuant to Section 17.6 of this Agreement.  Upon resolution of the dispute, any required payment by a Party resulting from such resolution shall be made within five (5) Business Days of such resolution along with interest accrued at the Interest Rate from and including the due date to but excluding the date paid.  Any dispute with respect to a statement is waived unless the other Party is notified in accordance with this Section 3.4 within sixty (60) days after the statement is rendered or any specific adjustment to the statement is made.

 3.5            Audit and Annual Report.  Each Party (and its representatives) shall have the right, at its sole expense and during normal working hours, to examine the records of the other Party relating to this Agreement but only to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement.  If any such examination reveals any inaccuracy in any statement and such inaccuracy is discovered less than sixty (60) days from the date the statement was rendered, the necessary adjustments in such statement and the payments thereof will be promptly made, without interest.  This Section 3.5 will survive any termination of this Agreement for a period of sixty (60) days from the date of such termination for the purpose of such statement and payment objections.  During the term hereof, RILG shall provide to RIRRC annually RILG’s regularly prepared financial statements.  If such financial statements are not independently audited, such financials shall be certified by RILG’s Chief Financial Officer.

ARTICLE IV:   TERM AND TERMINATION

 4.1            Term and Termination.

(a)           This Agreement (and the interests and other rights granted herein) shall become effective as of the Effective Date and, unless terminated earlier pursuant to any applicable provision hereof, shall remain in full force and effect so long as RILG or any Affiliate of RILG is generating or capable of generating electric energy from the Landfill Gas on an economic basis or otherwise making economic use of the Landfill Gas Products, including, without limitation, sales to third parties.

(b)           RILG may terminate this Agreement upon one year prior written notice if it determines in its sole discretion that it or its Affiliate is no longer capable of generating electric energy from the Landfill Gas on an economic basis or otherwise making economic use of the Landfill Gas Products.

(c)           Within six months of receipt of the written notice above, RIRRC shall provide RILG with a written list of which portions of the RILG Facilities are reasonably required for the collection, treatment and flaring of Landfill Gas and RILG shall promptly quitclaim such portion of the RILG Facilities to RIRRC for one dollar.  To the extent that RILG fails to Decommission and remove the remaining portions of the RILG Facilities, with the exception of Existing Plant A, at its own expense within one year after such termination, title to such RILG Facilities will revert to RIRRC.

ARTICLE V:   ELECTRIC GENERATION DEVELOPMENT

 5.1            Development and Relocation of Electric Generation.

(a)           RILG shall use commercially reasonable efforts to, or to cause an Affiliate to, design, develop, construct, install, operate and maintain on the Sites the RILG Facilities, as follows:

(i)           RILG plans to develop or cause the development of Plant C, as described further on Exhibit B to the Schedule of Definitions, on the Sites identified on Exhibit A hereto, at RILG’s sole cost and expense.

(ii)           RILG plans to relocate or cause the relocation of all or a portion of Plant B to the Site identified on Exhibit A hereto.  The cost of such relocation shall be shared equally by RIRRC and RILG; provided that RIRRC’s financial obligation shall be limited to a maximum of $250,000.  RILG and RIRRC shall each fund one-half of all deposits, invoices and other expense items as such payments are required to effect such relocation (subject to the maximum amount of RIRRC’s obligations described above).

(b)           Subject to Sections 4.1(c) and Section 5.6, (i) all development of electric generation by RILG and its Affiliates, and the Decommissioning of Existing Plant A, shall be at the sole discretion of RILG, and (ii) all of the RILG Facilities and all other assets of RILG shall at all times remain the property of RILG and its Affiliates notwithstanding the mode or method of installation or attachment on the Landfill.

 5.2            Cooperation.

(a)           RIRRC shall cooperate in good faith with RILG, in order (i) to facilitate the planning, permitting and development of Landfill Gas and electricity interconnections, utilities and other site preparation at the Sites as may be necessary and appropriate for the construction, relocation, operation and maintenance of the RILG Facilities, and (ii) to otherwise expedite the completion of the items set forth in Section 5.1, including without limitation with respect to applying for and receiving all necessary Approvals.  RILG shall update and provide progress reports to RIRRC and, upon the reasonable request of RIRRC, shall provide copies of all Approvals and agreements obtained by RILG and its Affiliates, absent any confidentiality requirements.

(b)           Without limiting the generality of the foregoing, the Parties acknowledge that RIRRC can affect the quality and quantity of the Landfill Gas that is conveyed to RILG, and RIRRC and RILG will reasonably cooperate in the operation of the Landfill to optimize the Landfill Gas production for RILG’s purposes.  Without limiting the generality of the foregoing, RIRRC will utilize best management practices to limit the deposit or disposal of construction and demolition waste containing sulfur in the Landfill.

     5.3            Testing and Evaluation.  RILG may conduct such tests, assessments and evaluations as it reasonably deems necessary to determine whether Landfill Gas and/or Landfill Gas Products can be collected by the Gas Collection Systems in quantities sufficient to support the RILG Facilities.  A copy of any such test, assessment or evaluation shall be provided to RIRRC.

 5.4            Condensate and Leachate Control, Treatment and Disposal Systems.  Subject to Section 2.1(a)(vi), RILG shall be responsible for the collection, treatment to the pretreatment permit limits for transfers to Publicly Owned Treatment Works, as amended from time to time, that are applicable to RIRRC, and disposal of all water vapor and secondary condensate collected, removed or produced by the RILG Facilities (but not leachate or condensate produced or removed from any other facilities on the Landfill) downstream of the Demarcation Point.

 5.5            Public Utility Status.  RILG and its Affiliates shall have no obligation to operate any of the RILG Facilities at any time.  RILG and its Affiliates are not public utilities and do not intend to dedicate their assets to public service, as those terms are defined under applicable Legal Requirements, and RILG and its Affiliates may suspend or cease operations if continued operation would subject them to regulation as a public utility in the State of Rhode Island or in any other jurisdiction.

     5.6            Acquisition of Existing Plant A Assets.

(a)           Except as extended in writing by RIRRC, upon the first to occur of (i) the Commercial Operation Date, or (ii) the Decommissioning Date, time being of the essence and bargained for in this regard, RILG will, or will cause its Affiliate to, have Decommissioned Existing Plant A and, will, or will cause its Affiliate to, convey the Decommissioned Existing Plant A, together with lease and other real estate rights solely with respect to Existing Plant A (collectively, the “Existing Plant A Assets”), to RIRRC without any additional consideration.  Upon such conveyance, RIRRC will be solely responsible for the dismantling and removal of Existing Plant A at its sole expense, provided that RIRRC may retain any remaining salvage value associated with the Existing Plant A Assets.  Notwithstanding the foregoing sentence, RILG will retain all right, title and interest in and to the Landfill Gas, including without limitation, the continuing right to develop a project or projects that would utilize such Landfill Gas, as well as all of its other rights, title and interests under this Agreement.

(b)           In the event that RIRRC determines to obtain the Existing Plant A Assets prior to the date set therefor in Section 5.6(a), RIRRC may purchase the Existing Plant A Assets at a purchase price equal to $500,000 for each calendar month or portion of a calendar month remaining from the date that RIRRC purchases the Existing Plant A Assets until the Decommissioning Date; provided, however, that RIRRC may not purchase the Existing Plant A Assets pursuant to this Section 5.6(b) prior to January 1, 2010.

(c)           The conveyance of the Existing Plant A Assets pursuant to this Section 5.6 will be effected with documentation providing for a quitclaim transfer of the Existing Plant A Assets that shall be reasonably acceptable to RILG and RIRRC.

(d)           In consideration for the right to acquire the Existing Plant A Assets under this Section 5.6, RIRRC waives, and agrees that it will not exercise, any right to acquire the RILG Facilities or any other assets of RILG by eminent domain or other statutory or common law right that it may otherwise have to acquire the RILG Facilities or any other assets of RILG or its Affiliates.

ARTICLE VI: USE, IMPROVEMENTS AND MAINTENANCE

                     6.1            Use of Leased Premises.

(a)           RILG and its Affiliates exclusively (except as otherwise provided in this Agreement to the contrary) shall be permitted to use the Leased Premises and certain appropriate adjacent or contiguous land owned or controlled by, and reasonably acceptable to, RIRRC without cost except as otherwise provided herein, to the extent reasonably necessary for RILG’s and its Affiliates’ facilities and operations hereunder, including the construction and maintenance of utility lines and the non-exclusive right of ingress and egress at all times to and from the Leased Premises by way of such adjacent or contiguous land, provided, however, that RILG and its Affiliates shall not unreasonably interfere with RIRRC’s landfilling activities at, or access to or from, the Landfill.  RIRRC shall not grant to any other third party any rights to or interest in the Leased Premises except as otherwise permitted in this Agreement.

(b)           RIRRC reserves a right of reasonable access to the Leased Premises.  RIRRC shall exercise such right of access in a manner that does not unreasonably interfere with RILG’s rights hereunder, unless RIRRC’s purpose is to exercise its rights and remedies under this Agreement following a default by RILG under, or a termination of, this Agreement.  Except in the case of emergencies where prior notice shall not be required, such right of access shall be exercised by advanced written notice to RILG in a timely manner appropriate under the circumstances.  RIRRC also reserves the right to grant to third parties easements or other access rights to the Leased Premises as deemed necessary or appropriate by RIRRC for its use and operation of the Landfill and to comply with applicable Legal Requirements, such third parties to include, but not be limited to, any Governmental Body, utility providers, electricity or other power generators or providers and RIRRC contractors, provided, however, that such easements or access rights do not unreasonably interfere with RILG’s and its Affiliates’ use of the Leased Premises.

 6.2            Gas Collection Systems.  The Parties acknowledge that RIRRC and RGS are entering into the Purchase and Sale Agreement which provides for the possible conveyance of the RIRRC Gas Collection System and the Condensate Control, Treatment and Disposal System to RGS and into the Services Agreement which provides for RGS to perform RIRRC’s obligations with respect to the construction, expansion, operation and maintenance of the Gas Collection Systems and the operation and maintenance of the Condensate Control, Treatment and Disposal System.  To the extent that RIRRC is the owner of all or any portion of the Gas Collection System, RIRRC will cooperate in such manner as RILG may reasonably request (at RILG’s expense) to ensure the efficient collection and delivery of Landfill Gas to the RILG Facilities.  Nothing set forth in this Agreement shall be deemed to limit the rights, obligations and liabilities of RILG, RIRRC and RGS under such agreements.

 6.3            Leachate Control, Treatment and Disposal System.  RIRRC shall be responsible, at its sole cost and expense, for the construction, expansion, operation and maintenance of the Leachate Control, Treatment and Disposal System in accordance with Good Engineering Practice, in compliance with all Approvals, planning documents and other Legal Requirements that are from time to time applicable to the Leachate Control, Treatment and Disposal System, and as necessary to meet the reasonable needs of the RILG Facilities and the Gas Collection Systems as described on Exhibit D.

     6.4            Gas Flares.  In the event additional ultra low emissions flares are required by applicable Legal Requirements, RIRRC and RILG each shall be responsible for fifty percent (50%) of the cost of acquiring and installing such flares.  If additional so-called candlestick or enclosed flares are required by applicable Legal Requirements, then RIRRC shall be responsible for one hundred percent (100%) of the cost of acquiring and installing such flares.  The costs associated with all required NOx credits for flare emissions shall be borne by RILG.

                     6.5            Sulfur Treatment.  RILG shall use commercially reasonable efforts to design, develop, construct, operate and maintain a sulfur treatment system to reduce the levels of sulfur in the Landfill Gas to a level that is acceptable under Good Engineering Practice and applicable Legal Requirements.  RIRRC shall participate in the design of such system and the final design shall be subject to RIRRC’s consent, which consent shall not be unreasonably withheld.  RILG and RIRRC shall each provide fifty percent (50%) of the costs of the design, development and construction of that sulfur treatment system, as and when incurred. Once the sulfur treatment system is placed in operation, RIRRC shall reimburse RILG for fifty percent (50%) of RILG’s out-of-pocket costs in operating and maintaining such sulfur treatment system, which amounts shall be billed to RIRRC and paid to RILG on a monthly basis and, at RILG’s election, may be set off by RILG against amounts RILG owes to RILG owes to RIRRC.  Each invoice provided to RIRRC under this Section 6.5 shall be accompanied by written evidence that RILG incurred the invoiced costs, which evidence must be reasonably acceptable to RIRRC.

     6.6            Liens Arising Through RILG.  RILG shall not, without the prior written consent of RIRRC: (i) create, allow, or suffer the creation or continued existence of, any Lien based upon the action or inaction of RILG, other than a Permitted Lien, on all or any portion of the Leased Premises, the Gas Collection Systems, the Leachate Control, Treatment and Disposal System, the Condensate Control, Treatment and Disposal System, or the Landfill or any interest in or portion of any of the same, or (ii) take or fail to take any action that would otherwise impair or diminish RIRRC’s title (if any) to the Leased Premises (subject to RILG’s rights thereto), the Gas Collection Systems, the Leachate Control, Treatment and Disposal System, the Condensate Control, Treatment and Disposal System, or the Landfill, or any portion thereof.  In the event any Lien (other than a Permitted Lien) shall be filed against the Leased Premises, the Gas Collection Systems, the Leachate Control, Treatment and Disposal System, the Condensate Control, Treatment and Disposal System, or the Landfill based upon any action or inaction of RILG, its Affiliates or their directors, officers, employees, agents, contractors, invitees, representatives, Affiliates, successors or assigns without the prior written consent of RIRRC, RILG shall promptly take such action by bonding, deposit or payment as will remove or satisfy such Lien; provided, however, that RILG may contest in good faith the validity or amount of any such Lien, and, pending the determination of such contest, postpone the removal or satisfaction thereof, except that RILG shall not postpone such removal or satisfaction so long as to permit or cause any loss of title to all or any part of the Leased Premises, the Gas Collection Systems, the Leachate Control, Treatment and Disposal System, the Condensate Control, Treatment and Disposal System, or the Landfill.

     6.7            Liens Arising Through RIRRC.

                                (a)            RIRRC shall not, without the prior written consent of RILG: (i) create, allow, or suffer the creation or continued existence of, any Lien based upon the action or inaction of RIRRC (other than a Permitted Lien) on all or any portion of the RILG Facilities or the Landfill Gas or any interest in or portion of any of the same, or (b) take or fail to take any action that would otherwise impair or diminish RILG’s title (if any) to the RILG Facilities or the Landfill Gas, or any portion thereof.  In the event any Lien (other than a Permitted Lien) shall be filed against the RILG Facilities or the Landfill Gas based upon any action or inaction of RIRRC, its directors, officers, employees, agents, contractors, invitees, representatives, Affiliates, successors or assigns, RIRRC shall promptly take such action by bonding, deposit or payment as will remove or satisfy such Lien; provided, however, that RIRRC may contest in good faith the validity or amount of any such Lien, and, pending the determination of such contest, postpone the removal or satisfaction thereof, except that RIRRC shall not postpone such removal or satisfaction so long as to permit or cause any loss of title to all or any part of the RILG Facilities or the Landfill Gas.

(b)            In the event any Lien, other than a Permitted Lien, has been or shall be filed against the Leased Premises or the Landfill (including Liens against rights to Landfill Gas before its sale to RILG) that is not expressly subject and subordinate to the rights granted RILG under this Agreement, based upon any action or inaction of RIRRC, RIRRC shall promptly take such action by bonding, deposit or payment as will subordinate, remove or satisfy the Lien; provided, however, that RIRRC may contest in good faith the validity or amount of any such Lien, and, pending the determination of such contest, postpone the subordination, removal or satisfaction thereof, except that RIRRC shall not postpone such removal or satisfaction so long as to permit or cause any loss of RILG’s rights in all or any part of the Leased Premises or the Landfill Gas, or otherwise interfere with RILG’s and its Affiliates’ quiet enjoyment of the Leased Premises pursuant to Section 13.6.

6.8	Alterations.

                (a)            Subject to the provisions of Section 6.6 and the prior written consent of RIRRC (which consent shall not be unreasonably withheld, delayed or conditioned), RILG, in its discretion, shall have the right from time to time to make, or cause to be made, at its sole cost and expense, repairs, improvements, additions, alterations and changes, in or to, the Leased Premises, in each case to the extent it deems necessary or desirable to carry on any activity or use permitted under this Agreement, provided that any such repairs, improvements, additions, alterations or changes shall not interfere with RIRRC’s use of, or access to or from, the Landfill, except as contemplated under this Agreement, and provided, further, that all such repairs, improvements, additions, alterations and changes shall be undertaken and completed in accordance with all applicable Legal Requirements.

                              (b)           Subject to the provisions of Section 6.6, RIRRC, in its discretion, shall have the right from time to time to make, or cause to be made, at its sole cost and expense, repairs, improvements, additions, alterations and changes, in or to the Landfill in each case to the extent it deems necessary or desirable, provided that any such repairs, improvements, additions, alterations or changes shall not unreasonably interfere with RILG’s and its Affiliates’ use of, or access to or from, the Leased Premises or unreasonably interfere with, restrict, limit, decrease or otherwise impair the quantity or quality of Landfill Gas collected by the Gas Collection Systems.

(c)            Notwithstanding the above, RIRRC and RILG agree to cooperate with RGS to incorporate designs RILG reasonably requests to enhance the operation of the Gas Collection Systems, the RILG Facilities and any other uses RILG makes of the Landfill Gas.

(d)            Notwithstanding anything herein to the contrary, all operations of the collection and treatment of Landfill Gas shall be performed in accordance with all Environmental Laws.

ARTICLE VII:   ENVIRONMENTAL ATTRIBUTES

 7.1            Identification and Commercialization of Environmental Attributes.  RILG shall exercise commercially reasonable efforts to acquire and sell, or otherwise extract value from Environmental Attributes.  Among other things, RILG shall, at its sole cost and expense: (1) prepare and file any document, application, registration or certificate; (2) institute or prosecute any proceeding, hearing, action or make any claim before any Governmental Body; (3) negotiate any contract, agreement or other arrangement, or (4) take any and all other action that RILG deems necessary or advisable with respect to the identification, acquisition or sale of any Environmental Attribute, provided, however that no document shall be filed or action taken by RILG in the name of RIRRC without RIRRC’s approval.  Nothing herein shall be deemed as an obligation of RILG to identify or pursue any and all opportunities with respect to Environmental Attributes.  RILG shall have full and complete discretion to determine which Environmental Attribute, if any, shall be identified and commercialized and there shall be no penalty or liability imposed on RILG for its failure, or unsuccessful attempt, to identify and commercialize any Environmental Attribute or to receive any particular value for any Environmental Attribute.

 7.2            Cooperation.  Notwithstanding anything contrary contained herein, RIRRC shall cooperate in good faith with and as requested by RILG with respect to matters undertaken by RILG pursuant to Section 7.1.  Such cooperation shall include, but not be limited to, RIRRC’s execution of applications, certificates, filings, agreements and other documents as RILG may reasonably request, provided, however, that RIRRC has reviewed and approved any such document and that execution of such document imposes no material liability upon RIRRC, unless RIRRC agrees to execute such document notwithstanding such liability.

 7.3            Distribution of Net Revenue.

(a)           Until the Commercial Operation Date, (i) all revenues received by RILG or RIRRC with respect to Environmental Attributes relating to Existing Plant A shall be shared between RIRRC and RILG in accordance with the terms of the Environmental Attribute Agreement dated as of August 1, 2003 between Ridgewood Providence Power and RIRRC (the “RPPP Environmental Attribute Agreement”) with RILG having the rights and obligations of Ridgewood Providence Power under such agreement, and (ii) all revenues received by RILG or RIRRC with respect to Environmental Attributes relating to Plant B shall be shared between RIRRC and RILG in accordance with the terms of the Environmental Attribute Agreement dated as of August 1, 2003 between Ridgewood Generation and RIRRC (the “RRIG Environmental Attributes Agreement”) with RILG having all of the rights and obligations of Ridgewood Generation under such agreement.

(b)           Beginning with the Commercial Operation Date, (i) the Existing Environmental Attribute Agreements shall automatically terminate, and (ii) all revenues received by RILG or RIRRC from the sale of Environmental Attributes minus all acquisition or sale costs incurred by RILG and/or RIRRC shall be included in all other Net Revenues for purposes of calculating Royalty Payments pursuant to Section 3.1(b), and no additional compensation will be paid for the Environmental Attributes under this Article VII.

ARTICLE VIII:   FORCE MAJEURE

 8.1            Force Majeure.  No Party to this Agreement shall be liable for any failure to perform the terms of this Agreement (other than a failure to make a payment under this Agreement) effected by an Event of Force Majeure, whether wholly or in part, during the occurrence of an Event of Force Majeure.  The affected Party’s performance shall be immediately excused, but only to the extent and for so long as it is prevented by such Event of Force Majeure; provided, that the Party invoking this provision has given notice and reasonably full particulars of such Event of Force Majeure in writing within a reasonable time after the occurrence of the event relied on; provided, further, that the affected Party shall make commercially reasonable efforts to prevent and to mitigate the effects of the occurrence of the Event of Force Majeure.  If it is determined that an Event of Force Majeure has occurred then the affected Party shall be entitled to suspend its performance under this Article VIII for no more than twelve months.

ARTICLE IX:   INSURANCE; CASUALTY; CONDEMNATION

 9.1            Insurance Requirements.

(a)           RILG shall carry and maintain insurance in full force and effect throughout the term of this Agreement, at its sole cost, with Acceptable Insurance Companies or through self-insurance retentions (only if RILG demonstrates to the satisfaction of RIRRC the financial ability to do so) in amounts no less than, and with deductibles not more than, the liability, insurance coverage set forth on the attached Exhibit F.

(b)           RIRRC shall carry and maintain insurance throughout the term of this Agreement, at its sole cost, with Acceptable Insurance Companies or through self-insurance retentions (only if RIRRC demonstrates to the satisfaction of RILG the financial ability to do so) and deductibles in amounts customarily maintained by RIRRC and other similarly situated waste management systems with respect to works and projects of like character.

(c)           Each Party shall obtain from its insurers with respect to such insurance, endorsements (i) naming as additional insured under such policy the other Party and the other Party’s successors and assigns (collectively, the “Additional Insureds”); (ii) providing full waivers of subrogation against the Additional Insureds with respect to any liability, property and workers’ compensation policies (provided such waivers do not cause any increase in the applicable premiums payable by the Party carrying such insurance); (iii) providing that all self-insured retentions and deductibles and the premium costs of all such policies shall be for the sole account of the Party carrying such insurance and to the exclusion of the Additional Insureds; (iv) providing that such policies are primary as respects the Additional Insureds, regardless of any “excess” or “other insurance” clauses therein; and (v) providing that cancellations of, or material changes to, such policies shall not become effective until 30 days after notice thereof has been delivered to the other Party.  Each Party shall deliver to the other Party certificates of insurance evidencing the coverage and endorsements described in this Section 9.1.

 9.2            Casualty.  RILG shall give prompt written notice to RIRRC of any casualty to any RILG Facilities or any part thereof which causes such facilities to become Damaged Facilities.  In the event of such casualty, all proceeds of insurance shall be payable either (1) to a Lender financing the Damaged Facilities or, (2) if there is no Lender financing the Damaged Facilities or such Lender does not require payment of insurance proceeds to it, to RILG.  Subject to any rights that a Lender may have with respect to such insurance proceeds, RILG shall use such proceeds, at RILG’s option, either (i) to fund reconstruction of the Damaged Facilities, or (2) to construct Replacement Facilities reasonably acceptable to RIRRC serving the same function as such Damaged Facilities, or (3) to repay any outstanding indebtedness of RILG or its Affiliates that is secured by the Damaged Facilities.  If the insurance proceeds are used to reconstruct the Damaged Facilities, the Damaged Facilities shall be promptly and diligently restored to at least the equivalent of their condition immediately prior to the casualty, and disbursements of such insurance proceeds (and any deficiency) shall be in accordance with disbursement procedures reasonably acceptable to RIRRC.  If the insurance proceeds (and any deficiency) are used to construct Replacement Facilities, the Replacement Facilities shall be promptly and diligently constructed, and disbursements of such insurance proceeds (and any deficiency) shall be in accordance with disbursement procedures reasonably acceptable to RIRRC.  Notwithstanding anything in this Section 9.2 to the contrary, if RILG elects to terminate the Agreement pursuant to Section 4.1 before reconstruction of the Damaged Facilities or construction of the Replacement Facilities has been completed, then, subject to any rights that a Lender may have with respect to the insurance proceeds, any excess proceeds shall be delivered to RILG for RILG’s own use, whether or not related to the Landfill.  For purposes of this Section 9.2, “excess proceeds” shall be any insurance proceeds not required to restore the Damaged Facilities to full operation or to complete the Replacement Facilities.

 9.3            Condemnation.  Except with respect to a condemnation proceeding instituted by, or for the benefit of, RIRRC, if, at any time during the Term of this Agreement, the Landfill, the Landfill Gas, the Gas Collection Systems, the Leachate Control, Treatment and Disposal System, the Condensate Control, Treatment and Disposal System, or the RILG Facilities, or any part thereof or interest therein, shall be taken or damaged by reason of any public improvement or condemnation proceeding, or in any other manner, or should RILG or RIRRC receive any notice or other information regarding such proceeding, the Party receiving such notice or other information shall give prompt written notice thereof to the other Party.  Subject to any rights that a Lender may have with respect to any resulting Condemnation Proceeds, each of RILG and RIRRC shall be entitled to all Condemnation Proceeds relating to property owned by it, and shall be entitled at its option to commence, appear in and prosecute in its own name any action or proceedings.  In the event any portion of the Landfill, the Landfill Gas, the Gas Collection Systems, the Leachate Control, Treatment and Disposal System, the Condensate Control, Treatment and Disposal System, or the RILG Facilities is so taken or damaged, the Condemnation Proceeds shall be used to the extent required to repair any damage to such facilities caused by the condemnation, upon the conditions set forth in Section 9.2 above relating to insurance proceeds.

ARTICLE X:   DEFAULT

 10.1          Events of Default.  An “Event of Default” shall mean the occurrence of any one or more of the following events set forth below in this Section:

(a)           any failure by either Party to pay any undisputed amount due under this Agreement when due and such failure is not remedied within ten (10) Business Days (or such longer period provided for in this Agreement) after written notice of such failure is given to such Party by the other Party; or

(b)           any representation or warranty made by either Party in this Agreement shall prove to have been false or misleading in any material respect when made, and such false or misleading representation has a Material Adverse Effect on the other Party or the other Party’s rights under this Agreement; provided that such a misrepresentation may be cured if such representation or warranty is made true within thirty (30) days after the Party making such representation or warranty first became aware that it was false, incorrect or breached in any material respect and (ii) such cure removes any Material Adverse Effect on the other Party or the other Party’s rights under this Agreement of such fact, circumstance or condition being otherwise than as first represented; or

(c)           any failure by either Party to perform any material covenant set forth in this Agreement which is not excused by Force Majeure which is not cured within thirty (30) days after written notice thereof is given to such Party by the other Party (or within such longer period of time, not to exceed three (3) months, as is necessary for such Party with the exercise of diligence to cure such failure, if such failure is susceptible to cure but cannot be cured with the exercise of diligence within such 30-day period, and if such Party commences within such 30-day period and thereafter diligently and in good faith prosecutes the curing of such failure); or

(d)           any failure by either Party (“Cited Party”), to cure or contest any citation or complaint which may be made by the U.S. Environmental Protection Agency (“EPA”) or Rhode Island Department of Environmental Management (“DEM”) against the Cited Party or failure to satisfy a final judgment or comply with a final order issued on any citation or complaint issued by EPA or DEM, in each case arising out of the Cited Party’s operations on the Landfill; or

(e)           either Party (i) becoming insolvent or making an assignment for the benefit of creditors or admitting in writing its inability to pay its debts as they become due; (ii) generally not paying its debts as they become due; (iii) having a receiver, trustee or custodian appointed for, or taking possession of, all or substantially all of the assets of such Party, either in a proceeding brought by such Party or in a proceeding brought against such Party and such appointment is not discharged or such possession is not terminated within 90 days after the effective date thereof or such Party consents to or acquiesces in such appointment or possession; or (iv) filing a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (collectively, the “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against such Party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within 90 days after the filing thereof or an order for relief naming such Party is entered under any Applicable Bankruptcy Law or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such Party.

 10.2          Remedies Upon an Event of Default.  If an Event of Default occurs during the term of this Agreement, the Non-Defaulting Party may, for so long as the Event of Default is continuing (and so long as it is not the Defaulting Party with respect to any other Event of Default) terminate this Agreement and exercise any right it may possess at law or in equity including, but not limited to, seeking specific performance and/or monetary damages; provided that (a) RIRRC shall have the right to terminate this Agreement and utilize for its sole benefit all Landfill Gas not then otherwise used for energy production by RILG or its Affiliate only upon the occurrence of an Event of Default by RILG under Section 10.1(a) (failure to make required payments), Section 10.1(c) (covenants) or Section 10.1(e) (bankruptcy) and (b) the occurrence of an Event of Default without a termination of this Agreement shall not affect either Party’s obligations to comply with Environmental Law and all Legal Requirements or to pay the Royalty Payment and any other monetary payments required to be made hereunder.

 10.3          Cure Rights.  Without limiting any other rights of RILG under this Agreement, if RIRRC is the Defaulting Party under this Agreement, RILG shall have the option to elect to cure the Event of Default at the expense of RIRRC.  RILG shall deduct such costs to cure from amounts due to RIRRC under Section 3.1.  RILG shall deliver to RIRRC a written notice stating that it has elected to exercise such right to cure and that it will promptly commence to cure or cause to be cured all such Events of Default and breaches susceptible of being cured by RILG, and that it will, during the cure period, diligently attempt in good faith to complete the curing of, to the reasonable satisfaction of RIRRC, all such Events of Default.  Nothing set forth herein shall be deemed to create any obligation of RILG to cure any Event of Default.

ARTICLE XI:   LIMITATION OF REMEDIES AND LIABILITY

 11.1          Limitation of Remedies, Liability and Damages.  NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

 11.2          Mitigation.  Each Party agrees that the provisions of this Agreement set forth the rights and obligations of the Parties in the event of a breach of the terms hereof, and that in the case of any provision for which one or more express remedies or measure of damages is herein provided, neither Party shall have any duty to mitigate any such damages that it may incur as a result of the other Party’s performance or non-performance of this Agreement, except to the extent the terms of this Agreement expressly require the taking of action that would constitute such a mitigation.  Each Party shall have the duty to mitigate any damages for which no express remedies or measure of damages is herein provided.

ARTICLE XII:   TAXES

     12.1          Taxes.  Throughout the term of this Agreement, (i) RILG shall pay, or cause to be paid, as and when the same become due, all taxes, assessments, special assessments, excises, levies, payments in lieu of taxes and other charges and governmental impositions of any description (“Taxes”) levied, assessed, charged or imposed upon RILG’s interest in the RILG Facilities and other personal property and assets owned by RILG and used in connection therewith, and (ii) although the Parties acknowledge that RIRRC is a tax exempt entity, RIRRC shall pay, or cause to be paid, as and when the same become due, all Taxes levied, assessed, charged or imposed upon the Leased Premises (“Taxes on Realty”) should RIRRC’s tax exempt status change such that such Taxes on Realty become payable by RIRRC.  Neither Party shall assert a claim for Taxes against the other Party.

     12.2          Contests.

(a)           RILG may contest the validity or amount of any Taxes, and RIRRC may contest the validity or amount of any Tax on Realty, provided that the contesting Party shall not allow any such tax to remain unpaid for such length of time as shall permit any part or all of the Leased Premises or the Landfill to be sold or foreclosed or subjected to a Lien for the nonpayment of the same.

(b)           Although the Parties acknowledge that RIRRC is a tax exempt entity not subject to Taxes on the Leased Premises, should RIRRC’s tax exempt status change such that RIRRC is required to pay Taxes on the Leased Premises, RIRRC, at its expense, may attempt at any time to obtain a lowering of the assessed valuation of the Leased Premises for the purpose of reducing Taxes thereon.  In such event, upon request, RILG will exercise commercially reasonable efforts to cooperate with RIRRC, at RIRRC’s expense, in effecting such a reduction.  Any tax refund resulting from such proceeding (i) attributable to periods prior to the term of this Agreement shall be allocated to RIRRC, and (ii) attributable to periods during the term shall be allocated to each Party in proportion to the amount of Taxes paid by it.

(c)           Neither Party shall be required to join in any action or proceeding referred to in this Section 12.2 unless required by law in order to make such action or proceeding effective, in which event, any such action or proceeding may be taken by the other Party in the name of, but without expense to, the other Party.

ARTICLE XIII: REPRESENTATIONS AND WARRANTIES OF RIRRC

RIRRC hereby represents and warrants to RILG as follows as of the Effective Date:

     13.1          Organization; Authorization; Enforceability.  RIRRC is a public corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island.  It has all requisite power and authority to own, lease and operate its material assets and properties, to carry on its business as is now being conducted and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of RIRRC.  This Agreement constitutes the legal, valid and binding agreement of RIRRC enforceable against it in accordance with its terms, except as such enforceability may be limited by law or by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

 13.2          Non-Contravention; Approvals; Litigation; Bankruptcy.  The execution, delivery and performance of this Agreement by RIRRC (a) does not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in the breach of any covenant, agreement or understanding to which RIRRC is a party, (b) does not and will not violate any statute, regulation, administrative order, judgment or decree binding upon RIRRC, and (c) does not require that RIRRC obtain the Approval of any Governmental Body or any third party, other than Approvals that have been obtained.  RIRRC is not subject to any outstanding order, ruling, decree, judgment or stipulation that would have a Material Adverse Effect on the ability of RIRRC to enter into this Agreement or to perform its obligations under this Agreement.  RIRRC is not subject to any pending or, to its knowledge, threatened litigation, which if adversely determined could have a Material Adverse Effect on RIRRC’s ability to execute, deliver and perform its obligations under this Agreement, or that seeks to enjoin the consummation of the transactions contemplated by this Agreement.  No bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings are pending against or being contemplated by RIRRC and, to its knowledge, no such proceedings have been threatened against it.

     13.3         Regulatory Approvals.  To the best of RIRRC’s knowledge, without further investigation, RIRRC has obtained all Approvals required to be obtained by it and complied with all Legal Requirements (including without limitation all Environmental Laws) applicable to RIRRC in connection with the operation of the Landfill, including the Gas Collection Systems, the Condensate Control, Treatment and Disposal System, and the Leachate Control, Treatment and Disposal System, except where such failure or non-compliance would not have a Material Adverse Effect on the rights granted to RILG or any Affiliate of RILG under this Agreement, the Purchase and Sale Agreement or the Services Agreement.  To the best of RIRRC’s knowledge, without further investigation, RIRRC has made all filings required to be made by it with any Governmental Body in connection with the operation of the Landfill, including the Gas Collection Systems, the Condensate Control, Treatment and Disposal System, and the Leachate Control, Treatment and Disposal System, except where such failure or non-compliance would not have a Material Adverse Effect on the rights granted to RILG or any Affiliate of RILG under this Agreement, the Purchase and Sale Agreement or the Services Agreement or the ability of RIRRC to perform its obligations under this Agreement, the Purchase and Sale Agreement or the Services Agreement.

     13.4          Approvals to Operate.  To the best of RIRRC’s knowledge, without further investigation, no additional Approvals are required in order for RGS to operate the Gas Collection Systems and to perform its obligations under the Services Agreement, Environmental Laws and all Legal Requirements except where the failure to so obtain any such Approvals would not have a Material Adverse Effect on the rights of RILG or any Affiliate of RILG under this Agreement, the Purchase and Sale Agreement or the Services Agreement or the ability of RIRRC to perform its obligations under this Agreement, the Purchase and Sale Agreement or the Services Agreement.

     13.5          Conflicts with Laws.  To the best of RIRRC’s knowledge, without further investigation, there are no current violations by RIRRC or any Affiliate of RIRRC of any Environmental Laws or Legal Requirements pertaining to the Landfill that will have a Material Adverse Effect on the operation of the Landfill, the Gas Collection Systems, the Condensate Control, Treatment and Disposal System, or the Leachate Control, Treatment and Disposal System.

     13.6          Warranty of Title/Quiet Enjoyment.  RIRRC has good title to the Landfill, Landfill Gas and the Leased Premises, free and clear of all Liens, except for Permitted Liens and Liens that do not have a Material Adverse Effect on the rights of RILG or any Affiliate of RILG under this Agreement, the Purchase and Sale Agreement or the Services Agreement or RIRRC’s ability to comply with the terms hereof or thereof.  Other then the 1987 Lease Agreement and the 2003 Site Lease and Landfill Gas Delivery Agreement, RIRRC has not entered into any lease, agreement or other document conveying or disposing of any right, title or interest in the Landfill Gas, the Sites or any other portion of the Landfill.  RIRRC covenants that, during the term of this Agreement, provided no Event of Default has occurred and is continuing, RILG’s quiet use and peaceful enjoyment of the Landfill Gas, the Leased Premises and its rights hereunder shall not be disturbed or interfered with by RIRRC or any person or entity claiming by, through or under RIRRC or any predecessor in title to RIRRC, and RIRRC agrees to defend the title to the Leased Premises against any claims which materially interfere with RILG’s quiet use and enjoyment of the Leased Premises.

ARTICLE XIV:   REPRESENTATIONS AND WARRANTIES OF RILG

RILG hereby represents and warrants to RIRRC as follows as of the Effective Date:

     14.1          Organization; Authorization; Enforceability.  RILG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  It has all requisite power and authority to own, lease and operate its material assets and properties, to carry on its business as is now being conducted and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of RILG.  This Agreement constitutes the legal, valid and binding agreement of RILG enforceable against it in accordance with its terms, except as such enforceability may be limited by law or by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

     14.2          Non-Contravention; Approvals; Litigation; Bankruptcy.  The execution, delivery and performance of this Agreement by RILG (a) does not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in the breach of any covenant, agreement or understanding to which RILG is a party, (b) does not and will not violate any statute, regulation, administrative order, judgment or decree binding upon RILG, and (c) does not require that RILG obtain the Approval of any Governmental Body or any third party, other than Approvals that have been obtained or that are not yet required.  RILG is not subject to any outstanding order, ruling, decree, judgment or stipulation that would have a Material Adverse Effect on the ability of RILG to enter into this Agreement or to perform its obligations under this Agreement.  RILG is not subject to any pending or, to its knowledge, threatened litigation, which if adversely determined could have a Material Adverse Effect on RILG’s ability to execute, deliver and perform its obligations under this Agreement, or that seeks to enjoin the consummation of the transactions contemplated by this Agreement.  No bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings are pending against or being contemplated by RILG and, to its knowledge, no such proceedings have been threatened against it.

     14.3          Regulatory Approvals.  RILG has obtained all Approvals required to be obtained by it as of the Effective Date and has complied with all Legal Requirements, pertaining to its execution and delivery of this Agreement.  RILG has made all filings required to be made by it prior to the Effective Date with any Governmental Body in connection with its execution and delivery of this Agreement.

ARTICLE XV:   ADDITIONAL REPRESENTATIONS AND COVENANTS

     15.1          No Other Representations or Warranties.  Each of the Parties acknowledges that it has entered into this Agreement in reliance upon the express representations and warranties set forth in this Agreement and not upon any other representations or warranties.

     15.2          Compliance with Laws; Authorizations.  Each Party covenants that at all times during the Term it will comply with all Legal Requirements or other legal or regulatory determinations of any Governmental Body applicable to it or its properties, and shall obtain, maintain and keep in force all Approvals necessary for it to perform its obligations under this Agreement.  Each Party further covenants that to the extent any requirement in this Agreement with respect to the Gas Collection Systems, the Condensate Control, Treatment and Disposal System, or the Leachate Control, Treatment and Disposal System conflicts with applicable Legal Requirements, the Legal Requirements will govern.

     15.3          Additional Covenants.

(a)           RIRRC shall use commercially reasonable efforts to:

(i)           cooperate in the development and operation of the RILG Facilities so as to maximize the production and sale of electric generation fueled by Landfill Gas while maintaining full  compliance with all Legal Requirements, including, without limitation, Environmental Law;

(ii)           avoid any unreasonable interference with RILG’s use of Landfill Gas or the operation of the RILG Facilities;

(iii)         refrain from any action that would destroy, adulterate or otherwise damage the Landfill Gas at the Landfill, except as may be required by applicable Legal Requirements, including, without limitation, Environmental Law;

(iv)         refrain from damaging or destroying any part of the RILG Facilities (other than the dismantling Existing Plant A pursuant to Section 5.6) or any structures, fixtures or personal property of RILG and its Affiliates erected on, affixed to or at the Leased Premises, and in the event such damage or destruction is caused to such property, to reimburse RILG for such damage or destruction (other than damage or destruction resulting from normal wear and tear);

(v)          refrain from entering into any contract or agreement that conflicts with, interferes with or compromises RILG’s and its Affiliates’ rights hereunder except as permitted hereunder; and

(vi)         prevent any of its independent contractors, agents, employees or invitees from committing such interference or causing such disruption or destruction as described in (ii) through (v) above.

(b)           RIRRC shall not seek to change any zoning classification applicable to all or any part of the Leased Premises or any permit issued with respect to the Leased Premises without RILG’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  RILG may withhold its consent if, in RILG’s reasonable opinion, the requested zoning or permit change would adversely affect any of RILG’s or any of its Affiliates’ activities permitted in this Agreement, even if RILG is not at the time of the request conducting any of the permitted activities.

(c)           RIRRC and RILG agree to exchange information for planning and coordination to facilitate the safe and orderly development and operation of the Landfill as well as maximize the collection of Landfill Gas from and production of electricity at the RILG Facilities while maintaining full compliance with Environmental Law and all other Legal Requirements.

(d)           RILG’s operations shall not interfere with the activities of RIRRC at the Landfill in general, unless such interference is necessary to comply with applicable Legal Requirements, including Environmental Law, or to continue or maintain the RILG Facilities’ operation at anticipated levels and, in such event, RILG shall use commercially reasonable efforts to avoid and minimize (in duration and scope) any such interference; provided, however, that RILG’s operations shall not cause RIRRC to be in violation of any Legal Requirements and, in the event that such operations do cause RIRRC to be in violation of any Legal Requirement, the Parties agree to discuss and negotiate in good faith a resolution that both enables RIRRC to comply with all Legal Requirements and does not materially and unreasonably reduce, limit or restrict RILG’s operations hereunder.  RILG shall conduct all of its operations at the Landfill in accordance with Good Engineering Practice and all Legal Requirements, including, without limitation, Environmental Law.

(e)           RILG shall use commercially reasonable efforts to construct, operate, maintain and administer the RILG Facilities, including the disposal of all Hazardous Materials, in accordance with Good Engineering Practice, in compliance with all Permits and applicable Legal Requirements and in accordance with the terms hereof and to the extent set forth herein.

ARTICLE XVI:   INDEMNIFICATION

 16.1          RILG Indemnification.  Except with respect to indemnification for Environmental Claims, which is provided pursuant to Section 16.3 hereof, RILG shall indemnify, defend and save and hold RIRRC and each of its Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally, harmless from and against any and all claims, demands, losses, costs (including, without limitation, attorney’s fees and legal costs), expenses, damages, fines, suits, actions, proceedings, causes of action, obligations and liabilities of whatever character (each individually a “Loss”) due to: (a) injury to or death of persons, (including, without limitation RILG’s employees and notwithstanding any defense to such indemnification available to RILG under any worker’s compensation statute); or (b) loss or destruction of or damage to property; provided that, in the case of (a) and (b) above, such indemnity obligation is limited to the extent of Loss caused by any intentional misconduct or negligent act or omission of RILG or its employees and RILG’s subcontractors or their employees or anyone acting on RILG’s behalf.  Notwithstanding the above, nothing in this provision shall be construed to limit any right that RILG may have to seek common law or statutory indemnity and/or contribution from RIRRC.  In addition, RILG shall indemnify, defend and save and hold harmless RIRRC, its successors and assigns, from and against any Loss due to breach of its representations and warranties contained in this Agreement.

 16.2          RIRRC Indemnification.  Except with respect to indemnification for Environmental Claims, which is provided pursuant to Section 16.3 hereof, RIRRC shall indemnify, defend and save and hold RILG and each of its members, Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally, harmless from and against any Loss due to: (a) any flares on the Landfill not having all required Approvals on the Effective Date; (b) injury to or death of persons, (including, without limitation, RIRRC’s employees and notwithstanding any defense to such indemnification available to RIRRC under any worker’s compensation statute); or (c) loss or destruction of or damage to property; provided that, solely in the case of (b) and (c) above, such indemnity obligation is limited to the extent of Loss caused by any intentional misconduct or negligent act or omission of RIRRC or its employees and RIRRC’s subcontractors or their employees or anyone acting on RIRRC’s behalf.  Notwithstanding the above, nothing in this provision shall be construed to limit any right that RIRRC may have to seek common law or statutory indemnity and/or contribution from RILG.  In addition, RIRRC shall indemnify, defend and hold harmless RILG, its successors and assigns, from and against any Loss due to breach of its representations and warranties contained in this Agreement.

 16.3          Environmental Indemnity.

(a)           RIRRC shall indemnify, defend and save and hold RILG and each of its partners, Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally, harmless from and against any Environmental Claim, including, but not limited to, reasonable expenses for legal (including, without limitation, attorney’s fees), accounting, consulting, engineering, investigation, cleanup, response, removal and/or disposal and other remedial costs, directly or indirectly imposed upon, incurred by or asserted against RILG arising out of or in connection with any Environmental Claims by any person or person (including, without limitation, a Governmental Body) not arising from:  (1) RILG’s gross negligence or intentional misconduct; (2) RILG’s failure to comply with applicable Legal Requirements; or (3) the operation of the RILG Facilities.

(b)           RILG shall indemnify, defend and save and hold RIRRC and each of its partners, Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally, harmless from and against any Environmental Claim, including, but not limited to, reasonable expenses for legal (including, without limitation, attorney’s fees), accounting, consulting, engineering, investigation, cleanup, response, removal and/or disposal and other remedial costs, directly or indirectly imposed upon, incurred by or asserted against RIRRC arising out of or in connection with any Environmental Claims by any person or person (including, without limitation, a Governmental Body) arising directly from:  (1) RILG’s gross negligence or intentional misconduct; (2) RILG’s failure to comply with applicable Legal Requirements; or (3) the construction, operation or maintenance of the RILG Facilities; provided, however, that this Section 16.3(b) shall not apply to Environmental Claims with respect to failure of any flares on the Landfill to have all required Approvals on the Effective Date, which is addressed in Section 16.2.

     16.4          Notice Required; Cooperation.  An Indemnified Party seeking to be indemnified under this Agreement shall provide the Indemnifying Party from which it is seeking such indemnification prompt written notice of the matter for which such Indemnified Party is seeking indemnification.  Such notice seeking indemnification shall set forth the particulars of the claim and include a copy of any claim, petition, complaint or other writing giving rise to such claim for indemnification.  Such Indemnifying Party shall provide written acknowledgment that either it will assume the defense and indemnification hereunder or disputes indemnification applies within fourteen (14) days of receipt of notification of a claim.  Upon such acknowledgment by the Indemnifying Party that it will assume the defense and indemnification of such claim, such Party may assert any defenses it deems advisable in its sole discretion, including, without limitation, defenses that are or would otherwise be available to the Indemnified Party(ies).  The Indemnified Party shall cooperate with the defense of any claim.  Cooperation shall include, but not be limited to, permitting counsel selected by the Indemnifying Party to represent it; making any officers or employees available to defense counsel for interview or to give testimony; making the RILG Facilities, the Leased Premises or the Landfill available to defense counsel and any experts hired in connection with the defense of any claim; and making all documents and items relevant to the claim available to defense counsel.  The indemnification provided hereunder shall include any reasonable costs incurred by the Indemnified Party at the request of, or to cooperate fully with, the Indemnifying Party.  The Indemnified Party may not compromise or settle the claim without waiving indemnification hereunder unless such Indemnified Party obtains the prior written consent of the Indemnifying Party.  If the Indemnifying Party fails or refuses to assume the defense of any claim for which it has been given notice under this Section 16.4, the Indemnified Party may itself defend against such claim, and, after commencing to defend against such claim, shall have no further obligation to involve the Indemnifying Party in the defense.  In such event, to the extent the Indemnified Party is determined to be entitled to indemnity hereunder, the Indemnifying Party shall be obligated to pay the amount of any Loss, and, in addition, the Indemnifying Party shall pay all costs, including, without limitation, reasonable legal expenses, incurred by the Indemnified Party in defending and/or settling such claim.

    16.5          Payment.  Upon a determination that an Indemnifying Party is liable for indemnification under Section 16.1, 16.2 or 16.3 (by admission of the Indemnifying Party, agreement of the Indemnifying Party and Indemnified Party, or completion of the procedures set forth in Section 16.4), the Indemnifying Party shall pay to the Indemnified Party, within ten days after such determination, the amount of the Loss indemnified thereby.  Upon the payment in full of any such Loss, the Indemnifying Party making such payment shall be subrogated to the rights of the Indemnified Party against any other person with respect to the subject matter of such Loss and of any claim or proceeding relating thereto.

ARTICLE XVII:   GENERAL PROVISIONS

     17.1          Assignment and Subletting.

(a)           Neither Party shall sell, assign, pledge, sublet, delegate or otherwise transfer (collectively, an “Assignment”) this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without the need for consent from the other Party, make an Assignment of this Agreement (i) to an Affiliate of such Party or (ii) for collateral security purposes to a Lender providing financing, directly or indirectly, in connection with the construction, operation or ownership of that Party’s facilities on the Landfill (a “Financing Assignment”).  Any assignee of all or any portion of a Party’s interest hereunder shall assume and agree in writing to perform all of the obligations of its assignor arising hereunder after the effective date of such Assignment.  Any Party making an Assignment (the “Assignor”) pursuant to this Section 17.1 shall promptly notify the other Party thereof and furnish such Party a copy of such Assignment.  Nothing contained herein shall prevent a Party from designating representatives to act on its behalf hereunder, but a Party shall be fully responsible for the acts or omissions of its representatives.

(b)           In the event that either Party makes a Financing Assignment as contemplated by this Section 17.1, the other Party shall, upon the reasonable request of the Assignor, cooperate with the Assignor in order to deliver such customary additional documentation as the Lender may reasonably request in order to effectuate the financing transaction.  Such additional documentation may include the following (without limitation): (1) an acknowledgment by the non-assigning Party of the Financing Assignment; (2) an estoppel certificate confirming the absence of (or identifying existing) breaches of this Agreement by either of the Parties; and (3) an Agreement under which the non-assigning Party will provide the Lender with (A) all notices of default and/or termination of this Agreement, (B) upon default by the Assignor under this Agreement, rights of the Lender to cure such defaults and otherwise perform the obligations of the Assignor under this Agreement, (C) upon default by the Assignor with respect to the financing transaction, foreclosure or “step-in” rights of the Lender (or an assignee of that Lender) (a “Lender Assignee”) to assume the rights and obligations of the Assignor under this Agreement without the consent of the non-assigning Party, and (D) the right of the Lender to receive direct payments of any amounts due to the Assignor.  Neither the Lender nor a Lender Assignee shall be deemed to have assumed the obligations of Assignor under this Agreement until the Lender or such Lender Assignee acquires the rights of Assignor under this Agreement by virtue of the exercise by Lender of its foreclosure or “step-in” rights.  In addition, having assumed the obligations of Assignor hereunder, the Lender (but not Assignor) shall be released from liability under this Agreement upon the Lender’s assignment of this Agreement to a Lender Assignee, provided such Lender Assignee assumes all obligations of Assignor hereunder.

(c)           For the avoidance of doubt, the Parties hereto contemplate that RILG and its Affiliates (excluding, for this purpose, Ridgewood Providence Power, Ridgewood Generation, RGS and Rhode Island Central Genco, LLC, a Delaware limited liability company (“RICG”)) may find it necessary or desirable to pledge or provide equity participations in RILG (or such Affiliates) or to provide other financial accommodations or incentives in order to induce Lenders to provide financing in connection with the construction, ownership or operation of the facilities of RILG, Ridgewood Providence Power, Ridgewood Generation, RGS and RICG located on the Landfill.  Accordingly, RIRRC agrees that direct or indirect changes in ownership of RILG (and/or such Affiliates) or other financial accommodations or incentives provided by RILG (and/or such Affiliates), whether pursuant to a pledge, assignment or other transfer or upon the foreclosure by any Lender of any lien or security interest, shall not require the consent of RIRRC.

(d)           Unless specifically agreed in writing, any Assignment by an Assignor as contemplated by this Section 17.1 shall not be construed to relieve the Assignor of any of its obligations under this Agreement, nor shall any such Assignment be deemed to modify or otherwise affect any of the rights of the non-assigning Party hereunder.

(e)           Notwithstanding any other provision of this Agreement, the RILG Facilities shall be operated by experienced landfill-gas-to-energy personnel. Any third party operator or contractor engaged by RILG to operate the RILG Facilities (other than Ridgewood Power Management LLC or Ridgewood Gas Services LLC) shall be approved in writing by RIRRC, such approval not to be unreasonably withheld or delayed.

 17.2            Notices and Consents.  All notices, requests, demands, claims, consents and other communications or deliveries hereunder shall be in writing and (a) delivered in person or by courier, (b) sent by facsimile transmission, or (c) mailed certified first class mail, postage prepaid, return receipt requested, to the appropriate party at the following addresses:

If to RIRRC: Rhode Island Resource Recovery Corporation 65 Shun Pike Johnston, Rhode Island 02919-4512 Attn: Director of Regulatory Compliance Fax: (401) 942-9814	With a copy to: Rodio & Ursilio Ltd. 86 Weybosset St. Providence, RI 02903 Attn: Joseph Rodio, Esq. Fax: (401) 331-0436
If to RILG: c/o Ridgewood Renewable Power LLC 947 Linwood Avenue Ridgewood, New Jersey 07450 Attn: General Counsel Fax: (201) 447-0474	With a copy to: Day Pitney LLP 242 Trumbull Street Hartford, CT 06103 Attn: Paul N. Belval, Esq. Fax: (860) 275-0343

or such other address as a Party may designate to the other Party by notice given as provided herein.  Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by facsimile transmission, when the sender receives confirmation that such notice was received at the facsimile number of the addressee, or (iii) if mailed, upon the date of delivery as shown by the return receipt therefore.

     17.3          Integration; Amendment.  As of the Effective Date, this Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and, except as expressly set forth in Sections 3.1(a) and 7.3(a) of this Agreement, supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter of this Agreement.  This Agreement may not be amended except in writing signed by the Parties.

     17.4         Severability.  Should any provision of this Agreement be held unenforceable in law such provision shall be severed from this Agreement and the balance of this Agreement shall be binding on the Parties as if the severed provision has never existed, unless performance of this Agreement so thereby is rendered legally impractical or no longer fulfills the Parties’ objectives.

                     17.5         Confidentiality.  The Parties agree to use any Confidential Information exclusively in the performance of this Agreement and the other Related Agreements and shall treat such Confidential Information as confidential and shall exercise the same level of care it uses to maintain the confidentiality of its information.  Such confidentiality obligation shall not apply to information that:

(a)          is or becomes generally available to the public other than as a result, directly or indirectly, of a disclosure by such Party or by other persons to whom such Party disclosed such information;

(b)          is already in the possession of such Party without being subject to another confidentiality agreement;

(c)          is or becomes available to such Party on a non-confidential basis from a source other than the other Party or its representatives, provided that such source is not bound by a confidentiality agreement;

(d)          is independently developed by such Party without the use of the other Party’s confidential information; or

(e)          is required to be disclosed pursuant to a Legal Requirement or Governmental Body, provided however, that such Party shall not be responsible for the prevention of such disclosure, but shall give the other Party notice of such requirement prior to any such disclosure and an opportunity to participate in discussion with the relevant authorities.

     17.6          Claims and Disputes.

(a)           Any claim or dispute which either Party may have against the other, arising out of this Agreement, shall be submitted in writing to the other Party not later than ninety (90) days after the circumstances which gave rise to the claim or dispute have taken place.  The submission of any claim of dispute shall include a brief, concise statement of the question or issue in dispute, together with the relevant facts and documentation to fully support the claim.

(b)           If any such claim or dispute arises, the Parties shall use their commercially reasonable efforts to resolve the claim or dispute, initially through good faith negotiations or upon the failure of such negotiations, through alternative dispute resolution techniques in accordance with procedures mutually agreed to by the Parties.  However, as part of any such procedure, the Parties agree not to withdraw from any such alternative dispute resolution procedure until a decision or ruling has been issued.  The Parties specifically agree, however, that any such decision shall be non-binding and any Party is free, after the receipt and review of such decision or ruling, to proceed in accordance with paragraph (c) hereof.

(c)           If any claim or dispute arising hereunder is not resolved pursuant to paragraph (b) hereof, either Party may, upon giving written notice, initiate litigation to submit such claim or dispute to the Providence County Superior Court and that the law of the State of Rhode Island, irrespective of its conflict of laws provisions shall govern.  Notwithstanding anything contained in this Section 17.6, no Party waives its right to seek injunctive relief to protect, secure and maintain its rights, with such right to seek injunctive relief also brought in the Providence County Superior Court.

(d)           The terms and conditions of this Section 17.6 shall survive the expiration or termination of this Agreement.

     17.7          Impairment of RILG’s Rights.

(a)           If RIRRC is required by any Legal Requirement, including Environmental Law, to take or refrain from taking any action that, in the reasonable judgment of RIRRC, would materially destroy, adulterate, restrict, limit, decrease or otherwise damage the quantity or quality of, or ability to extract and use, Landfill Gas, or the operation of, or the sale of electrical energy from the RILG Facilities (collectively an “Impairment”), then prior to taking any such action, RIRRC shall provide written notice to RILG describing in reasonable detail the nature of the action, the Legal Requirement pursuant to which such action is required, and the Governmental Body requiring such action.  RILG shall be free to exercise all its legal rights and remedies in order to prevent, amend or delay any such action or otherwise to prevent such Impairment.  RIRRC shall cooperate with and as reasonably requested by RILG in the exercise of its rights pursuant to this Section 17.7(a).  So long as RIRRC complies with this Section 17.7, RIRRC shall not be liable to RILG  or any Affiliate of RILG for any damages or liabilities of any kind or nature incurred by RILG or any Affiliate of RILG as a result of any such actions taken by or on behalf of RIRRC.

(b)           If, notwithstanding RILG’s effort to prevent such Impairment, such action is ultimately required to be taken by RIRRC, the result of which is an Impairment of RILG’s rights under this Agreement, then RIRRC and RILG shall negotiate in good faith to amend this Agreement to account for or limit the effect of such Impairment.

     17.8         Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts, provided that the counterpart produced bears the signature of the party sought to be bound.

     17.9          No Third Party Beneficiaries.  Nothing contained herein is intended or shall be deemed to create or confer any rights upon any third person not a party hereto, whether as a third-party beneficiary or otherwise, except as expressly provided herein.

     17.10        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of RIRRC and RILG, and their respective successors and permitted assigns.

     17.11        Governing Law.  This Agreement and any provisions contained herein shall be governed by and construed in accordance with the laws of the State of Rhode Island, without reference to its conflict of law principles.

     17.12        Survival.  Article XI, Article XVI, Section 2.1(a)(vii), Section 3.5, Section 4.1(c) and Section 17.6 of this Agreement shall survive a termination of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have set their hand as of the date first set forth above.

RHODE ISLAND LFG GENCO, LLC
By:	Ridgewood Renewable Power LLC, its Manager

By:	/s/ Randall D. Holmes
Name:	Randall D. Holmes
Title:	President and Chief Executive Officer

RHODE ISLAND RESOURCE RECOVERY CORPORATION

By:	/s/ Michael J. O’Connell
Name:	Michael J. O’Connell
Title:	Executive Director

Signature Page to Amended and Restated Site Lease and Landfill Gas Delivery Agreement

Exhibit A

Site Plan

GAS SYSTEM LEGEND
PHASE I
PHASE II
PHASE III
PHASE IV
PHASE V

RHODE ISLAND RESOURCE RECOVERY CORPORATION

MASTER LANDFILL GAS CONTROL SYSTEM
"AS-BUILT"

C-1

Exhibit A-1

Plant C – Description of Site

A.P. 31, Lots 45, 46, 49, 55, and 58

Plat 31; Lots 45 & 46:

Those certain tracts or parcels of land with all the buildings and improvements thereon situated on Shun Pike in the Town of Johnston, County of Providence, State of Rhode Island, laid out and designated as 35,457 sq. ft + /-, AP 31 Lot 46 n/f Coastal Atlantic, LLC, (DB 976 PG 181) 67,524 sq. ft. + /-, on that plat entitled "SURVEY OF LAND & ROW ASSESSOR'S PLAT 31 LOTS 6, 45,46, 47, 49, 55 & 58 SHUN PIKE JOHNSTON, RHODE ISLAND PREP FOR: COASTAL KJB BUILDERS, INC., COASTAL ATLANTIC, LLC & SILVESTRI LEASING COMPANY" which said plat is recorded in the office of the Town of Johnston Town Clerks office on December 17, 2003 in Book 3 page 164, Slide 378.

Together with all the Grantor's right, title and interest to any rights of way, drift ways and/or streets abutting said property.

Plat 31; Lots 49, 55 & 58:

Those certain tracts or parcels of land with all the buildings and improvements thereon situated on Shun Pike in the Town of Johnston, County of Providence, State of Rhode Island, laid out and designated as 24,742 sq. ft + /-, AP 31 Lot 55 n/f Coastal KJB Builders, Inc., (DB 30,000 sq. ft. + /-, AP 31 Lot 58 n/f Coastal KJB 30,902 sq. ft. +/- on that plat entitled "SURVEY OF LAND & ROW ASSESSOR'S PLAT 31 LOTS 6, 45,46, 47, 49, 55 & 58 SHUN PIKE JOHNSTON, RHODE ISLAND PREP FOR: COASTAL KJB BUILDERS, INC., COASTAL ATLANTIC, LLC & SILVESTRI LEASING COMPANY" which said plat is recorded in the office of the Town of Johnston Town Clerks office on December 17, 2003 in Book 3 page 164, Slide 378.

Together with all the Grantor's right, title and interest to any rights of way, drift ways and/or streets abutting said property.

Excluding from above parcels all portions of Shun Pike, a public right of way, as shown in Plat Book 3 page 164, Slide 378.

NOTE: The address of the land referred to herein is not insured by this policy, it is included only for the benefit of the Company for indexing purposes. Title exceptions, acreage and/or square feet which may be referenced herein are not insured by this policy.

Exhibit B

Permitted Liens

The following are “Permitted Liens” under this Agreement:

1.           Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith or for which adequate reserves have been made;

2.           Liens resulting from any money judgments, writs or warrants of attachment of less than $500,000 which have not been outstanding without a stay of enforcement for more than 60 consecutive days;

3.           Liens imposed by law, including carriers’, warehousemen’s, materialmen’s and mechanics’ Liens which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; and

4.           Liens that are in existence on the Effective Date.

Exhibit C

Licenses and Rights of Way

To Be Added by Amendment

Exhibit D

Standards for Landfill, Condensate Control, Treatment and Disposal System and Leachate Control, Treatment and Disposal System

1.
Clean Air Act Consent Decree (CD) [July 25, 2003].  Governs operation of Phases II, III, and IV and the ULE Flare until permits are issued.  Includes permit application, monitoring, reporting, recordkeeping requirements and design standards.

To maintain compliance with the CD, two standard operating procedures (SOP) were produced and subsequently revised by GZA to standardize both landfill gas flow monitoring and quality monitoring procedures.

2.	SOP No. 001 – Landfill Gas Quality Measurements [rev2: 1/31/2006] -
o	Sup 1.00 – Alternative Monitoring Equipment: SEM 500 Surface Emission Monitor [Jan. 2006]

o	Sup 2.00 – Alternative Monitoring Equipment: Jerome 631-x Hydrogen Sulfide Analyzer [Jan. 2006]

This standard operating procedure discusses the various instruments, locations, time requirements and reporting criteria for the measurement of landfill gas quality for use at the site.

3.
SOP No. 002 – Landfill Gas Flow and Pressure Measurements [rev1: 1/31/2006]-This standard operating procedure discusses the various instruments, locations, time requirements and reporting criteria for the measurement of landfill gas flow and pressure for use at the site.

4.	December 1999 Gas System Operations and Maintenance Overview – Prepared by GZA in response to RIDEM request. Contains language on 120% redundant capacity for gas destruction.

5.	March 2000 Sitewide Landfill Gas Management Plan – Prepared by Dufresnee-Henry in response to EPA request.

6.	Title V Air Permit - Not yet issued. Original application submitted June 2000. Revised November 2000. Supplemental materials submitted June 2005.

7.	Air Toxics Operating Permit - Application submitted July 2007, permit not yet issued.

8.
RIDEM - Air Pollution Control Regulation No. 9 Permit for the Phase II\III and IV Landfill’s - Not yet issued.  Application for Phases II, III and IV submitted September 2000.  Amended application submitted in September 2003 and revised amended application submitted in January 2004.  Phases II, III, and IV operate under the July 25 Consent Decree until the permit is issued.

9.
RIDEM - Air Pollution Control Regulation No. 9 Permit for the Phase V Landfill - Approval #1810, September 16, 2004.  Contains emission limits, design standards, operating requirements and monitoring, recordkeeping and reporting requirements for Phase V.

10.	RIDEM - Air Pollution Control Regulation No. 9 Permit Application for the Phase VI Landfill - Not yet issued. Application submitted July 2007.

11.
RIDEM - Air Pollution Control Regulation No. 9 Permit for Destruction devices: RF-1, RF-2, RF-3 – RF-1 is approval #1035, April 18, 1990.  Contains operating, monitoring and reporting requirements.  Permits have not been issued for RF-2 and RF-3.  Both applications were submitted in March 2000.

12.
RIDEM - Air Pollution Control Regulation No. 9 Permit for Destruction device: Ultra Low Emission 6,000 SCFM ground flare (ULE) - Not yet issued. Application submitted September 2003.  Operates under July 25 Consent Decree until permit is issued.

13.
RIDEM - Air Pollution Control Regulation No. 9 Permit for the Main Flares located at the Ridgewood Power Plant - Approval #s 1037 and 1038, April 18, 1990.  Contains operating, monitoring and reporting requirements.

14.
Revised Surface Emission Monitoring Plan for Phases I, II and III [Dec 13, 2001] - This document discusses the procedures, equipment and reporting criteria for the monitoring of surface emissions for the Phase I, Phase II and Phase III Landfills.

15.
40 CFR 60 Subpart WWW Landfill Gas Collection and Control System Design Plan – [Dec 22, 1999 and Amended March 9, 2000] – This document describes how the facility meets the collection and control system requirements of 40 CFR 60 Subpart WWW.  The plan has been submitted to the EPA and no approval has been received to date.

16.
VOC RACT Compliance Plan [Mar 5, 2003] – This document provides a summary of the applicable requirements under Rhode Island Air Pollution Control Regulation Number 15.  This plan specifies VOC capture and control requirements for Phase I of the landfill.  The plan requirements are generally consistent with the landfill gas capture and control requirements of 40 CFR 60 Subpart WWW.

17.
NOx RACT Compliance Plan [Dec 19, 2000] – This document provides a summary of the applicable requirements under Rhode Island Air Pollution Control Regulation Number 27.  Plan specifies boiler maintenance and recordkeeping requirements, recordkeeping requirements for Flares RF-1, RF-2, and RF-3, and recordkeeping and engine timing adjustment requirements for emergency generators.

18.	Phase IV Surface Emission Monitoring Plan [Sep 17, 2003] - This document discusses the procedures, equipment and reporting criteria for the monitoring of surface emissions from the Phase IV Landfill.

19.	Phase V Surface Emission Monitoring Plan [October 2003] – This document discusses the procedures, equipment and reporting criteria for the monitoring of surface emissions from the Phase V Landfill.

20.	Phase IV Licensing Permit Application - This document contains the Closure Gas System design plan for the Phase IV Landfill.

21.	Supplemental Phase IV Interim Gas Collection System Design

22.
Phase V Licensing Permit Application - This document contains the Landfill Gas System operating plan, Operational Gas Collection System Design and Closure and Gas System design plan for the Phase V Landfill.

23.
Phase VI Licensing Permit Application - This document contains the Landfill Gas System operating plan, Closure Gas System design plan, and the Surface Emission monitoring plan for the Phase VI Landfill.

RIRRC Leachate Collection and Treatment System

RIRRC Existing Leachate Collection System

The existing leachate collection system is comprised of both primary and secondary collection layers in the Phase II – V cells.  Phase I contains a leachate diversion trench which separates Phase II from the unlined Phase I cell.  In addition, the Phase II groundwater underdrains are tied to the “Westside” leachate underdrain and Phase IV has two (2) groundwater underdrains connecting to a gravity sewer running beneath the Phase V landfill.  These collection systems connect to the leachate transport system which carries the leachate to the leachate pretreatment facility.  The transport system consists of two (2) pump stations, HDPE double containment force mains and gravity sewer mains.  The Phase IV Pump Station (PS#3) handles all of the Phase II/III primary and secondary leachate, Westside and Phase II underdrains, and the Phase IV Primary and Secondary leachate systems.  This pump station pumps through an 8” diameter force main to an 8” diameter gravity system running along the southern edge of Phase V to the Leachate Pretreatment Pump Station (PS#2) which directs the flow to the 108,000 gallon equalization tank.  Pump Station No. 4 discharges the Phase V Area 1 leachate into the gravity system, previously mentioned.  Phase V Area 2 also discharges directly into this gravity system.  For reference, refer to the attached schematic plan.

Ridgewood Power / RGS Existing Condensate Connection Points

The Phase I (Old Plant) presently discharges secondary condensate through the existing sanitary sewer system to the RIRRC’s Main Pump Station (PS#1).  Similarly, RGS’s primary condensate is connected to the same sanitary line discharging directly to PS#1.  The ULE Flare discharges condensate to the Phase IV Pump Station (PS#3).  The Stage II Cat Plant, discharges condensate through a portion of an existing 4” force main (that is temporarily out of service), to the PS#3.  The Phase IV Header Condensate collects in an RGS pump vault located on the west side of Phase IV and discharges to a primary cleanout on the Phase IV leachate collection system.  The total flow presently entering RIRRC’s leachate system for all existing connection points is estimated at 10,000 gpd.

RIRRC Proposed Upgrades

As part of the Phase VI Permit Application, RIRRC is proposing the following system upgrades.

•
Capacity – The existing leachate capacity with the City of Cranston is 400,000 gpd.  It is estimated based on Phase VI leachate modeling that an additional 250,000 gpd will be required.  RIRRC has requested this increase from the City of Cranston.  The City of Cranston is considering this request, however, this increase will require RIRRC to upgrade its force main on Green Hill Road and upgrade an existing gravity sewer owned by the City of Cranston on Plainfield Pike.

•
RIRRC’s existing pretreatment discharge permit is anticipated to be modified in May 2009.  Presently, the issue with the leachate discharge relates to the historic exceedance of the 10 ppb arsenic limit.  The City of Cranston is undertaking a system limit study to determine if this present limit can be raised.  Additionally, the city has indicated that nitrates are becoming an issue at their discharge limit.  The ammonia content in the present leachate discharge is problematic to the city and the modified permit may require nitrate/ammonia treatment.

•
In anticipation of this permit modification; RIRRC is undertaking a three (3) tiered approach to resolve the issues.  Phase I will include a leachate study of our existing sources for both flow and pollutant concentrations.  Phase II will include complete demolition of the existing plant and the replacement with a new storage tank and an associated pump station (PS#2) capacity upgrade.  Phase III will include a new treatment system to meet discharge limits set forth in the city permit.

•
As part of the Phase II implementation, RIRRC anticipates that certain underdrains and potentially the “Westside” intercept will not require treatment as described above.  These flows will be isolated and redirected to discharge directly to PS#1, bypassing treatment.  This redirection of flow will require the use of the 4” force main that the Stage II Cat plant presently discharges condensate through.  It is anticipated that the underdrain flow will be isolated in the Phase IV pump station (PS#3) to one dedicated bay (non-treatment bay).  The flows from this bay will be directed up the 4” force main to the air brake at the gravity change over at Shun Pike near the Stage II plant.  This flow will proceed through the gravity line to PS#1.   Therefore, the Stage II discharge will need to relocate at this time.

•
The existing Stage I Power Plant is anticipated to be decommissioned by the Decommissioning Date, terminating condensate discharge.  According to the Contract, RIRRC has an obligation to provide Ridgewood power a condensate connection point for its new facilities and header lines on the Ridgewood side of the interconnect point.  Ridgewood Power has the obligation to meet RIRRC’s permit discharge limits as is or as may be amended.  RIRRC will need to have the ability to monitor flow and sample discharge concentrations at this interconnect location.

Exhibit E

Annual Waste Deposits

RI Solid Waste Management Plan	April2007

Table 171-5-8 Combined Waste Stream Projections

			With Recommendations
	Status Quo		Implemented
Year	Landfilled	Diverted	Landfilled	Diverted
2005	1,178,871	544,708	1,178,871	544,708
2006	1,190,710	550,116	1,119,097	620,921
2007	1,201,828	555,564	1,058,327	698,250
2008	1.213,026	561,054	996,554	776,705
2009	1,224,307	566,584	933,769	856,295
2010	1,235,670	572,155	864,307	942,685
2011	1,244,608	576,133	870,631	949,270
2012	1,253,605	580,135	876,996	955,897
2013	1.262,660	584,164	883,404	962,566
2014	1,271,775	588,218	889,853	969,279
2015	1,280,949	592,299	896,346	976,034
2016	1,286,727	594,321	900,679	979,493
2017	1,292,531	596,348	905,034	982,963
2018	1,298,360	598,381	909,409	986,442
2019	1,304,216	600,420	913,806	989,932
2020	1,310,098	602,464	918,223	993,432
2021	1,314,213	603,548	921,469	995,379
2022	1,318,336	604,628	924,724	997,320
2023	1,322,468	605,704	927,988	999,256
2024	1,326,609	606,775	931,262	1.001,186
2025	1,330,757	607,842	934,546	1,003,111

Exhibit F

Insurance Requirements

The policy or policies of insurance maintained by RILG shall provide the following limits and coverages:

Liability Insurance

(A)           Commercial or comprehensive general liability insurance covering bodily injury and property damage utilizing an occurrence policy form, in an amount not less than $10,000,000, consisting of $2,000,000 general liability and $8,000,000 excess liability coverage.   Said insurance shall include, but not be limited to, premises and operations liability, independent consultants’ liability, products and completed operations liability, contractual liability, and personal injury liability.

(B)           Pollution liability insurance covering bodily injury and property damage, in an amount not less than $10,000,000.  Insurance shall provide coverage for, but shall not be limited to, pollution damage to RIRRC’s premises.

(C)           Automobile liability insurance, bodily injury and property damage, in an amount not less than $1,000,000 combined single limit for each occurrence.  Said insurance shall include coverage for owned, hired, and non-owned vehicles and RIRRC shall be added as an additional insured to the policy.

Fire and Extended Coverage

(A)           RILG shall insure all buildings, facilities, and improvements owned by RILG at the Landfill to at least 90% of their replacement cost, using a standard form fire insurance policy containing the “extended coverage” endorsement.

Worker’s Compensation Insurance

(A)           RILG shall furnish RIRRC with satisfactory evidence that RILG has secured full worker’s compensation insurance from a responsible insurance company authorized to do business in Rhode Island.  Such insurance shall be maintained in full force and effect at RILG’s own expense during the entire Term.  Notwithstanding the foregoing, the RILG shall have the right to self-insure under this section (A).

(B)           If RILG does not self insure, a waiver of subrogation endorsement shall be provided in favor of the RIRRC.

Exhibit G

Illustration of Monthly Reduction of Net Revenue Calculation

For purposes of illustration, the examples below use the following assumptions: (i) a 30-day month (i.e., a 720-hour month); (ii) Net Revenues of $4,500,000 in such month, and (iii) 30,000 megawatt-hours of electricity produced using the Landfill Gas sold by RILG in such month.

Commercial Operation Year 1

720 hrs x 12 x $4,500,000 x 100%  = $1,296,000
                          30,000

Commercial Operation Year 5

720 hrs x 12 x $4,500,000 x 100%  = $1,296,000
                          30,000

Commercial Operation Year 6

720 hrs x 12 x $4,500,000 x 80%  = $1,036,800
                          30,000

Commercial Operation Year 7

720 hrs x 12 x $4,500,000 x 60%  = $777,600
                          30,000

Commercial Operation Year 8

720 hrs x 12 x $4,500,000 x 40%  = $518,400
                          30,000

Commercial Operation Year 9

720 hrs x 12 x $4,500,000  x 20%  = $259,200
                          30,000

Commercial Operation Year 10

720 hrs x 12 x $4,500,000 x 0%  = $0
                          30,000

Schedule of Definitions

Attachment

Schedule of Definitions

As used in the Amended and Restated Site Lease and Landfill Gas Delivery Agreement dated as of November 17, 2008 (as amended, restated or modified from time to time, the “Site Lease”) between Rhode Island LFG Genco, LLC (“RILG”) and Rhode Island Resource Recovery Corporation (“RIRRC”), the Amended and Restated Landfill Gas Services Agreement dated as of November 17, 2008 among Ridgewood Gas Services LLC (“RGS”), RIRRC and, solely as to Sections 3.2 and 3.3, RILG (as amended, restated or modified from time to time, the “Services Agreement”) and the Purchase and Sale Agreement dated as of November 17, 2008 between RGS and RIRRC (as amended, restated or modified from time to time, the “Purchase and Sale Agreement”), the following terms shall have the following meanings unless the context clearly requires otherwise:

“1987 Lease Agreement” shall have the meaning given in the Recitals to the Site Lease.

“2003 Site Lease and Landfill Gas Delivery Agreement” shall have the meaning given in the Recitals to the Site Lease.

“Acceptable Insurance Company” means an insurance company (a) having an insurer claims paying ability rating no less than AA- by Standard & Poors Rating Group and Aa3 by Moody’s Investor Service or (b) acceptable to the other Party in its sole discretion.

“Acquisition Date” shall have the meaning given in Section 2.1 of the Purchase and Sale Agreement.

“Additional Insureds” shall have the meaning given in Section 9.1(c) of the Site Lease.

“ADR” shall have the meaning given in Section 13.2 of the Services Agreement.

“Affiliate” of a person means an entity that directly, or indirectly through one or more intermediate entities, has ownership of or is owned by, or controls or is controlled by, that person or is under common control with that person.  For purposes of the foregoing, “ownership” or “control” of a person means that an entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Bankruptcy Law” shall have the meaning given in Section 10.1(e) of the Site Lease.

“Approval” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Body, including any modification or renewal of the foregoing.

Schedule of Definitions

“Assets” shall have the meaning given in Section 2.1 of the Purchase and Sale Agreement and are identified on Exhibit B to the Purchase and Sale Agreement.

“Assignment” shall have the meaning given in Section 17.1(a) of the Site Lease.

“Books and Records” shall have the meaning given in Section 2.4 of the Purchase and Sale Agreement.

“Btu” means one (1) British thermal unit, which is the amount of heat required to raise the temperature of one (1) pound of water from fifty-nine degrees Fahrenheit (59°F) to sixty degrees Fahrenheit (60°F).

“Business Day” means any day except a Saturday, Sunday, or a Federal Reserve Bank holiday.

“CGLP” means Central Gas Limited Partnership.

“CGLP Services Agreement” shall have the meaning given in the Recitals to the Services Agreement.

“Cited Party” shall have the meaning given in Section 10.1(d) of the Site Lease.

“Closing” shall have the meaning given in Section 2.5 of the Purchase and Sale Agreement.

“Closing Documents” shall have the meaning given in Section 2.6 of the Purchase and Sale Agreement.

“Commercial Operation Date” means the first date on which Plant C makes commercial deliveries of electric power.

“Commercial Operation Year” means each one-year period beginning on the Commercial Operation Date and on each anniversary of the Commercial Operation Date.

“Condemnation Proceeds” means any compensation, award, or other payment or relief received as a result of a condemnation proceeding.

“Condensate Control, Treatment and Disposal System” or “CCS” means the wells, pipes, traps, valves, pump stations and other equipment dedicated to the collection, conveyance, treatment and disposal of condensate produced by the RILG Facilities, including but not limited to all secondary condensate produced downstream from the Demarcation Point, but does not include any portion of the LCS.  The Condensate Control, Treatment and Disposal System, as it exists on the Effective Date, is identified as such on the Existing Site Plan.

“Confidential Information” means the contents of each of the Site Lease and the Services Agreement and all information representations, documents, drawings, Permits, Approvals, plans, contracts, agreements and data received thereunder.

Schedule of Definitions

“Consumer Price Index” or “CPI” means the Consumer Price Index for all Urban Consumers (CPI-U); selected areas, all items index, under the category “Energy” as compiled by the U.S. Department of Labor, Bureau of Labor Statistics.  If the manner in which the CPI is determined is substantially revised such that the CPI no longer serves the purposes of this Agreement or the CPI becomes unavailable, RILG and RIRRC shall agree to cooperate in good faith to determine an acceptable substitute.

“Damaged Facilities” shall mean any assets or facilities that become subject to a casualty.

“Decommissioning” shall include, at a minimum, opening and locking of all electrical circuit breakers, physical disconnection from the electric grid, draining and proper disposal of all fluids, removal and disposal of all potentially hazardous materials and removal of all personal property and records.

“Decommissioning Date” shall mean June 1, 2010.

“DEM” shall have the meaning given in Section 10.1(d) of the Site Lease.

“Defaulting Party” means a Party that is responsible for an Event of Default.

“Demarcation Point” means the downstream flange at the intersection of (A) the proposed perimeter header and (B) the proposed main gas feed header to be constructed by RGS as part of the Interim Gas Management Plan for the purpose of conveying landfill gas from the perimeter header of the Gas Collection Systems to the Pre-treatment Site.

“Effective Date” means November 17, 2008.

“Environmental Attribute” means any attribute currently existing or hereafter created relating to the preservation or enhancement of the environment that may be currently claimed or is otherwise available, or may become available in the future, to RIRRC or to RILG or to both of them or any of their Affiliates as a result of the operation of the Landfill, the collection and destruction of Landfill Gas collected from the Landfill by the Gas Collection Systems and/or the RILG Facilities, the production of electricity by RILG or its Affiliates that meets the certification requirements for power produced from renewable resources, or otherwise as a result of the activities of the Parties relating to the foregoing that are not currently known to one or both of the Parties under any treaty or other intergovernmental compact, statute, decision, law, rule, regulation, bylaw, administrative decision, interpretation, program (including any voluntary compliance or membership program), competitive market or business method that is adopted, administered or otherwise required by any Governmental Body, electric power pool, independent system operator, regional transmission organization, voluntary association or other organization having jurisdiction over, or commercial relationships with, either of the Parties.  Environmental Attributes shall include, without limitation, renewable energy credit and certificates, emission credits, emission measurements, emission allowances, emission offset rights, incentives for the construction of environmentally favorable facilities or the abatement of substances harmful to the environment, and all certificates, accounting records and entries and other evidences of Environmental Attributes, however measured or in whatever form, whether or not tradable or assignable.  Notwithstanding the foregoing, Environmental Attributes shall not include (A) electric energy, capacity, reserves or any other related product produced by the RILG Facilities or (B) any of such attributes to the extent that such attributes consist of the Tax Credits or other federal, state or local tax credits, depreciation allowances or other incentives that may be claimed by RILG or its Affiliates on its tax returns or grants or other direct third-party subsidies received by either Party.

Schedule of Definitions

“Environmental Claim” means causes of action, claims, fines, penalties, damages, demands, administrative or judicial proceedings, notices of noncompliance or violation, consent orders or consent agreements (“Claims”) arising from activities of any of the Parties conducted on or in connection with the Landfill, including, without limitation, the ownership and operation of the Gas Collection Systems, the Leachate Control, Treatment and Disposal System, the Condensate Control, Treatment and Disposal System, the Landfill, the flares located on the Landfill, or the RILG Facilities, or the permitting, installation, operation, maintenance, reporting or other activities with respect to any of the foregoing or the use or occupancy thereof and arising, or alleged to arise, out of any (A) violation of any Environmental Law, (B) action by a Governmental Body for enforcement, clean-up, removal, response or remedial action or damages, pursuant to any Environmental Law, or (C) compensation, or injunctive relief resulting from injuries to persons or property due to (i) an alleged violation of any Environmental Law or (ii) any release of Hazardous Material.

“Environmental Law” means any and all existing and future federal, state, local and other governmental and quasi-governmental laws (whether under common law, statute, rule, regulation or otherwise), requirements under Approvals issued with respect thereto, and other requirements of governmental and quasi-governmental authorities relating to human health, human safety or the environment or to any Hazardous Material including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as heretofore or hereafter amended from time to time, the Federal Clean Air Act, 42 U.S.C. §7411 et seq., as heretofore or hereafter amended from time to time, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as heretofore or hereafter amended from time to time, the Federal Clean Water Act, 33 U.S.C. § 1251 et seq., as heretofore or hereafter amended from time to time, and the State Air Pollution Control Act, RIGL §23-23 et seq., as heretofore or hereafter amended from time to time.

“EPA” shall have the meaning given in Section 10.1(d) of the Site Lease.

“Event of Default,” as to the Site Lease shall have the meaning given in Section 10.1 thereof, and as to the Services Agreement, shall have the meaning given in Section 9.1 thereof.

“Event of Force Majeure” means an act of God, strike, lockout or industrial dispute or disturbance, civil disturbance, an act of the public enemy, war (whether or not declared), a riot, blockage, insurrection, an epidemic, winds, hurricane, tornado, landslide, lightning, windstorm, earthquake, fire, explosion, storm, flood, breakage or accident to machinery, inability to obtain or a delay in obtaining easements, rights-of-way or Approvals (provided such delay or inability was not caused by the Party claiming Force Majeure), acts, failures to act or orders of any kind of any Governmental Body acting in its regulatory or judicial capacity (provided that the party claiming Force Majeure did not create or contribute to such act, failure to act or order) or any other cause, whether enumerated herein or otherwise, not reasonably within the control of the Party claiming Force Majeure (other than the financial inability of such Party), which precludes that Party from carrying out, in whole or in part, its obligations under this Agreement so long as the Party claiming such Force Majeure has used reasonable efforts to prevent, correct, anticipate, or guard against such act or failure to act and thereafter is using reasonable efforts to remedy such Force Majeure.

Schedule of Definitions

“Excluded Assets” shall have the meaning given in Section 2.2 of the Purchase and Sale Agreement.

“Existing Environmental Attribute Agreements” means, collectively, the RPPP Environmental Attribute Agreement and the RRIG Environmental Attribute Agreement.  It is presently contemplated by the Parties that the Existing Environmental Attribute Agreements will be terminated as of the Commercial Operation Date.

“Existing Gas Services Agreement” shall have the meaning given in the Recitals to the Services Agreement.

“Existing Plant A” means the nine reciprocating engine/generator sets having a combined net generating capacity of approximately 16 MW together with the associated landfill gas and electric interconnections, gas treatment facilities and other related equipment currently located at the Landfill.

“Existing Plant A Assets” shall have the meaning given in Section 5.6 of the Site Lease.

“Existing Site Plan” means the Site Plan and existing and future conditions attached as Exhibit A to each of the Site Lease, the Services Agreement and the Purchase and Sale Agreement.

“Financing Assignment” shall have the meaning given in Section 17.1 of the Site Lease.

“Gas Collection Systems” means, collectively, the RIRRC Gas Collection System and the LKD Gas Collection System and any future improvements, replacements, relocations or expansions thereof and thereto including, without limitation, those perimeter headers and other improvements to be constructed by RGS, at RGS’s cost, as part of the Interim Gas Management Plan that are upstream of the Demarcation Point.  The definition of the Gas Collection Systems herein may differ from the definition of “landfill gas facility” in the Internal Revenue Code of 1986, as amended.

“Good Engineering Practice” means those practices, methods, acts and standards for safety and performance, as the same may evolve, that in the exercise of reasonable judgment in light of the facts known, or that in the exercise of due diligence, should have been known, at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with reliability, safety, environmental protection, project economics and applicable laws, ordinances, rules and regulations and that are generally accepted and prudent and in general use by owners or operators of similar gas collection systems in the same geographic area of the Landfill.  Good Engineering Practice is not intended to be limited to consideration of any one practice, method or act, to the exclusion of all others, but rather, is intended to require the consideration of a spectrum of possible practices, methods or acts.  By way of illustration, Good Engineering Practice incorporates, among other things, the requirements, procedures and standards set forth in the documents, rules, regulations and laws set forth in Exhibit D, as they may change, from time to time.

Schedule of Definitions

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other governmental authority of any nature, including any governmental agency, branch, department, official or entity and any court or other tribunal having jurisdiction over the Parties, this Agreement or the operation or ownership of the Landfill, the Gas Collection Systems, the Leachate Control, Treatment and Disposal System, the Condensate Control, Treatment and Disposal System, or any of the RILG Facilities.

“Hazardous Materials” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 9601 et. seq., as heretofore or hereafter amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et. seq., as heretofore or hereafter amended from time to time, and regulations promulgated thereunder; (c) any “hazardous material” or “hazardous substance” as defined in the State Air Pollution Control Act, RIGL § 23-23 et. seq., as heretofore or hereafter amended from time to time, and regulations promulgated thereunder; and (d) any other material or substance that is or becomes regulated under any Environmental Law.

“Impairment” shall have the meaning given in Section 17.7(a) of the Site Lease.

“Indemnified Party” means a Party seeking to be indemnified under the Site Lease, the Services Agreement or the Purchase and Sale Agreement.

“Indemnifying Party” means a Party providing indemnification under the Site Lease, the Services Agreement or the Purchase and Sale Agreement.

“Industrial Park” means the industrial park that is located adjacent to the Landfill and is owned and/or operated by RIRRC.

“Interest Rate” means a fixed rate per annum equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates” on the day such rate is established (or if not published on such day on the most recent preceding day on which published), adjusted annually to reflect such published rate on the first day of each successive calendar year.

“Interim Gas Management Plan” means the plan prepared by Stantec and attached as Exhibit C-2.

“kWh” means kilowatt-hour.

“Landfill” shall have the meaning given in the Recitals to the Site Lease.

Schedule of Definitions

“Landfill Gas” means gas, composed of methane and other gaseous substances, generated from refuse and other solid wastes generated by the Landfill.

“Landfill Gas Products” means any and all components or products recovered in association with Landfill Gas including, but not limited to, electricity and Environmental Attributes generated through use of such Landfill Gas and associated electrical capacity.

“Leachate Control, Treatment and Disposal System” or “LCS” means the pipes, wells, traps, valves, pump stations and other equipment dedicated to the collection, conveyance, treatment and disposal of leachate produced at the Landfill as shown on the attached Exhibit A, as it may be modified or improved.

“Leased Premises” means the Sites and other premises to which RILG is granted rights pursuant to Section 2.1(a) of the Site Lease.  In the event that the Parties agree on additional or alternative sites for the development of electric generation facilities, the Parties shall enter into an amendment to this Agreement that redefines the Leased Premises to include such additional or alternative sites.

“Legal Requirement” means any administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Body, including without limitation, Environmental Law and the RIRRC Consent Decree, as hereinafter defined.

“Lender” means a bank, financial institution, insurance company, capital partner or other Person providing capital to either Party, or a trustee or collateral agent for any such entity.

“Lien” means all burdens, encumbrances and defects affecting the ownership of an asset, including (a) liens, security interests, mortgages, deeds of trust, pledges, conditional sale or trust receipt arrangements, consignments or bailments for security purposes, finance leases, or other encumbrances of any nature whatsoever securing any obligation, whether such interest is based on common law, statute or contract; (b) any rights of first refusal or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; and (c) any other reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, easements, servitudes, occupancy agreements, equities, charges, assessments, defects in title, liabilities, claims, agreements, obligations, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, absolute or contingent, legal or equitable, real or personal, or otherwise.

“LKD” means LKD Central L.P., a Delaware limited partnership.

“LKD Gas Collection Systems” means the network of underground gas collection wells, interconnecting pipes, valves, monitoring and measuring equipment, any necessary vacuum pumps and blowers, any primary condensate management equipment, the Phase I Sales Meter, the Phase II Sales Meter, and any and all additional equipment, machinery and fixtures acquired by RGS pursuant to the Termination and Assignment Agreement dated December 20, 2007 among Ridgewood Providence Power, RGS, Rhode Island Gas Management LLC, LKD and CGLP, including without limitation, any repairs, replacements, or improvements thereto, and used for or in connection with the mining, extraction, collection and transportation of Landfill Gas at the Landfill.  The LKD Gas Collection Systems, and their general location, are identified as “LKD Central Owned Gas Collection System” on the Existing Site Plan.

Schedule of Definitions

“Loss” shall have the meaning given in Section 16.1 of the Site Lease.

“MMBtu” means one million (1,000,000) Btus.

“Material Adverse Effect” means any change or changes in, or effect on, a Party or the operation, maintenance or condition (financial or otherwise) thereof, that is individually, or in the aggregate, materially adverse to the business or financial condition of such Party, or such Party’s ability to perform its obligations under the Site Lease or the Services Agreement, but shall not include any change or effect resulting from changes in the international, national, U.S., regional or local wholesale or retail markets for energy of any type.  Material Adverse Effect shall not include or be deemed to include loss of expected profits.

“MW” means megawatts.

“Net Revenues” means total revenues earned by RILG and its Affiliates from the sale of all Landfill Gas Products on or after the Commercial Operation Date, except Tax Credits, as determined pursuant to Section 3.1(b) of the Site Lease.

“Netted Amount” shall have the meaning given in Section 3.3 of the Services Agreement.

“Non-Defaulting Party” means the Party that is not responsible for an Event of Default.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the limited liability company or operating agreement and certificate of formation of a limited liability company; (c) the limited partnership agreement of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Operating Plan and Budget” means the operating and budgetary plan agreed upon by RGS and RIRRC for the Gas Collection Systems and the CCS, incorporating the Existing Site Plan and such other plans for expansion of the Gas Collection Systems as RIRRC has filed with the DEM.  RGS and RIRRC shall prepare an Operating Plan and Budget in each year prior to the earlier of (i) the Commercial Operation Date or (ii) the third anniversary of the Decommissioning Date.

“Permits” means all authorizations from, permits and licenses issued by, consents and approvals of, filings with, notices from and registrations with, a Governmental Body which are required or necessary for (i) the extraction, collection, transportation, production or sale of Landfill Gas, (ii) the operation, maintenance, possession, disposal, or ownership of the Gas Collection Systems or the CCS, (iii) the performance by RGS of any of its obligations under this Agreement, or (iv) requirements for the beneficial reuse, distribution or destruction of Landfill Gas or its constituent parts.

Schedule of Definitions

“Permitted Liens” means the Liens described on Exhibit B to the Site Lease and such other Liens as are specifically permitted pursuant to Section 6.5 or Section 6.6 of the Site Lease.

“Person” means any individual, trustee, firm, corporation, company, limited liability company, limited partnership, Governmental Body or other entity, whether acting in an individual, fiduciary or any other capacity.

“Plant” means any of Existing Plant A, Plant B, or Plant C.

“Plant B” means the two engine/generator sets having a combined net generating capacity of 2.5 MW housed in containers alongside Existing Plant A and the four additional engine/generator sets having a combined net generating capacity of 6 MW housed in a separate location together with the associated landfill gas and electric interconnections, gas treatment facilities and other related equipment currently located at the Landfill.

“Plant C” means the new electric generating capacity together with the associated landfill gas and electric interconnections, gas treatment facilities and other related equipment to be constructed and which is described further in the attached Exhibit B.

“Post-Commercial Operation Date Royalty Payment” shall have the meaning given in Section 3.1(b) of the Site Lease.

“Pre-Treatment Site” shall mean the 3.4 acre Site that may be used by RILG for gas pre-treatment, compression and additional flaring, as shown on the attached
Exhibit C.

“Pre-Commercial Operation Date Royalty Payment” shall have the meaning given in Section 3.1(a) of the Site Lease.

“Purchase” shall have the meaning given in Section 2.1 of the Purchase and Sale Agreement.

“Purchase Price” shall have the meaning given in Section 2.3 of the Purchase and Sale Agreement.

“Related Agreements” means for the Site Lease, the Services Agreement, the Purchase and Sale Agreement, the RILG Landfill Gas Services Agreement and the RIRRC Consent Decree.

“Replacement Facilities” means facilities or assets that replace and serve the same functions as Damaged Facilities.

“RGS” shall have the meaning given in the Recitals to the Site Lease.

“Rhode Island Landfill Gas Contract and Sublease” means the Rhode Island Landfill Gas Contract and Sublease dated March 31, 1989 between Ridgewood Providence Power and CGLP, as amended.

Schedule of Definitions

“Ridgewood Generation” shall have the meaning given in the Recitals to the Site Lease.

“Ridgewood Lease Agreement” means the Site Lease and Landfill Gas Delivery Agreement between Ridgewood Rhode Island Generation, LLC and RIRRC, dated August 1, 2003.

“Ridgewood Providence Power” shall have the meaning given in the Recitals to the Site Lease.

“RILG Facilities” means, collectively, Existing Plant A, Plant B and Plant C and the portions of the Landfill Gas collection, treatment and flaring system owned by RILG and located downstream of the Demarcation Point.

“RILG Landfill Gas Services Agreement” means the Landfill Services Agreement dated as of the date hereof between RGS and RILG.

“RILG Payment” shall have the meaning given in Section 3.2 of the Landfill Gas Services Agreement.

“RIRRC Consent Decree” means the consent decree and order by and among the EPA, the United States Department of Justice, and RIRRC (and to which CGLP and LKD are parties solely for the purpose of assuring access to the LKD Gas Collection Systems) settling alleged violations of certain Environmental Laws as detailed in EPA Administrative Orders dated January 21, 2000 and August 18, 2000.

“RIRRC Gas Collection System” means the network of underground gas collection wells, interconnecting pipes, valves, monitoring and measuring equipment, any necessary vacuum pumps and blowers, any primary condensate management equipment, any booster blowers, and any and all additional equipment, machinery and fixtures at the Landfill presently owned by RIRRC, and any additional gas extraction equipment presently owned by RIRRC and used to collect and control the Landfill Gas from the Landfill, and including any improvements and additions thereto and expansions thereof.  The RIRRC Gas Collection System, as it exists on the Effective Date, is identified as the “RIRRC Owned Gas Collection System” on the Existing Site Plan.

“RIRRC Payment” shall have the meaning given in Section 3.2 of the Services Agreement.

“RPPP Environmental Attributes Agreement” shall have the meaning given in Section 7.3(a) of the Site Lease.

“Royalty Payment” means, as the case may be, either (a) the Pre-Commercial Operation Date Royalty Payment or (b) the Post-Commercial Operation Date Royalty Payment.

“RRIG Environmental Attributes Agreement” shall have the meaning given in Section 7.3(a) of the Site Lease.

Schedule of Definitions

“Services” shall have the meaning given in Section 2.2 of the Services Agreement.

“Sites” means the real estate on which Existing Plant A, Plant B and Plant C are situated, together with sufficient real estate to include parking, equipment access and storage, and any additional real estate utilized for gas pre-treatment, compression or additional flaring as contemplated by this Agreement, all as shown or described in detail on the Existing Site Plan and in Exhibit A-1 to the Site Lease.

“Sublease Agreement” means the Rhode Island Landfill Gas Contract and Sublease Agreement dated March 31, 1989 by and between Northeast Landfill Power Joint Venture, predecessor-in-interest to Ridgewood Providence Power, and Northeast Landfill Gas Limited Partnership, predecessor-in-interest to CGLP, as amended.

“Sub-sublease Agreement” means the Landfill Gas Sub-sublease dated April 19, 1996 between CGLP and LKD.

“Tax Credits” mean the credit allowed by Section 29 and the credit allowed by Section 45 of the Internal Revenue Code of 1986, as amended, together with any other federal, state or local tax credit, depreciation allowance or other tax benefit arising or which may arise in the future as a result of the operation of the RILG Facilities, the collection and destruction of Landfill Gas, the production of electricity using the Landfill Gas, or otherwise arising from the activities of RILG and its Affiliates.

“Taxes” shall have the meaning given in Section 12.1(a) of the Site Lease.

“Taxes on Realty” shall have the meaning given in Section 12.1(a) of the Site Lease.

Schedule of Definitions

EXHIBIT A

SITE PLAN

[See Exhibit A to Amended and Restated Site Lease and Landfill Gas Delivery Agreement]

Schedule of Definitions

EXHIBIT B

DESCRIPTION OF PLANT C

The following is a general description of the current anticipated Plant C.

Plant Location: The plant is to be located in Johnston, Providence County, Rhode Island on previously developed property located fully within the identified two sites as illustrated on the attached plot maps and described in Exhibit B-1 attached hereto.

Plant Operation: The plant will be designed to match the landfill site gas production availability expected at the plant’s date of commercial operation.

Plant Configuration: The plant will be based on the use of 6 (5 current and 1 future), Solar Turbines, Taurus 60 combustion turbine generators each coupled with a single pressure, horizontal, natural circulation heat recovery steam generator.  A single condensing steam turbine generator will utilize the steam produced by the combustion turbine generator’s waste heat to generate additional electrical power.  The steam turbine generator and the balance of plant will be sized for a future expansion which will include 1 Taurus 60, combustion turbine generator/heat recovery steam generator train.

Plant Layout: One site will house the landfill gas cleaning and compression equipment and the second site will accommodate the combustion turbine generators, the steam turbine generator and the balance of the plant equipment.  The landfill gas cleaning equipment will include sulfur removal and siloxane removal.  The landfill gas cleaning and compression equipment will be installed outdoor in containers or will be installed in the pre-engineered building.  The plant power generation and auxiliary systems and equipment will be in an indoor/outdoor facility where the CTG/HRSG trains will be located outdoors and the BOP will be enclosed in the pre-engineered building.

Schedule of Definitions

EXHIBIT B-1
DESCRIPTION OF PLANT C SITE

A.P. 31, Lots 45, 46, 49, 55, and 58

Plat 31; Lots 45 & 46:

Those certain tracts or parcels of land with all the buildings and improvements thereon situated on Shun Pike in the Town of Johnston, County of Providence, State of Rhode Island, laid out and designated as 35,457 sq. ft + /-, AP 31 Lot 46 n/f Coastal Atlantic, LLC, (DB 976 PG 181) 67,524 sq. ft. + /-, on that plat entitled "SURVEY OF LAND & ROW ASSESSOR'S PLAT 31 LOTS 6, 45,46, 47, 49, 55 & 58 SHUN PIKE JOHNSTON, RHODE ISLAND PREP FOR: COASTAL KJB BUILDERS, INC., COASTAL ATLANTIC, LLC & SILVESTRI LEASING COMPANY" which said plat is recorded in the office of the Town of Johnston Town Clerks office on December 17, 2003 in Book 3 page 164, Slide 378.

Together with all the Grantor's right, title and interest to any rights of way, drift ways and/or streets abutting said property.

Plat 31; Lots 49, 55 & 58:

Those certain tracts or parcels of land with all the buildings and improvements thereon situated on Shun Pike in the Town of Johnston, County of Providence, State of Rhode Island, laid out and designated as 24,742 sq. ft + /-, AP 31 Lot 55 n/f Coastal KJB Builders, Inc., (DB 30,000 sq. ft. + /-, AP 31 Lot 58 n/f Coastal KJB 30,902 sq. ft. + /- on that plat entitled "SURVEY OF LAND & ROW ASSESSOR'S PLAT 31 LOTS 6, 45,46, 47, 49, 55 & 58 SHUN PIKE JOHNSTON, RHODE ISLAND PREP FOR: COASTAL KJB BUILDERS, INC., COASTAL ATLANTIC, LLC & SILVESTRI LEASING COMPANY" which said plat is recorded in the office of the Town of Johnston Town Clerks office on December 17, 2003 in Book 3 page 164, Slide 378.

Together with all the Grantor's right, title and interest to any rights of way, drift ways and/or streets abutting said property.

Excluding from above parcels all portions of Shun Pike, a public right of way, as shown in Plat Book 3 page 164, Slide 378.

NOTE: The address of the land referred to herein is not insured by this policy, it is included only for the benefit of the Company for indexing purposes. Title exceptions, acreage and/or square feet which maybe referenced herein are not insured by this policy.

Schedule of Definitions

EXHIBIT C
DESCRIPTION OF PRE-TREATMENT SITE

That certain tract of land, together with all buildings and improvements thereon, situated in the Town of Johnston, Providence County and bounded as follows;

Beginning at a point located on the northerly line of Shun Pike, said point being located at RI State Plane Coordinates N 262126.79, E 319826.47 (NAD83), and said point being approximately one hundred fifteen feet from the intersection of Green Hill Road, said point further being the southeasterly corner of the herein described parcel;

Thence proceeding in a general northerly direction, along the bearing N 42º 09’ 45” W, a distance of one hundred sixty five and 76/100 feet (165.76’), to a point;

Thence turning and proceeding in a general westerly direction, along the bearing S 47º 50’ 18” W, a distance of three hundred forty-one and 60/100 feet (341.60’), to a point;

Thence turning and proceeding in a general westerly direction, along the bearing S 76º 56’ 46” W, a distance of five hundred fifteen and 20/100 feet (515.20’), to a point;

Thence turning and proceeding in a general southerly direction, along the bearing S 12º 22’ 16” E, a distance of one hundred sixty-seven and 70/100 feet (167.70’), to a point, said point being located on the northerly line of Shun Pike;

Thence turning and proceeding in a general easterly direction, along the bearing N 78º 49’ 22” E, a distance of four hundred thirty-one and 68/100 feet (431.68’), to a point, said point being located on the northerly line of Shun Pike;

Thence continuing in a general easterly direction, along the bearing N 71º 11’ 31” E, a distance of one hundred three and 81/100 feet (103.81’), to a point, said point being located on the northerly line of Shun Pike;

Thence turning and proceeding in general northeasterly direction, along the bearing N 49º 21’ 39” E, a distance of four hundred seven and 32/100 feet (407.32’), to a point, said point being the point and place of beginning.  The above described parcel contains three  and 4/10 (3.4) acres of land, more or less, or however otherwise bounded and described.  The parcel is further identified as portions of A.P. 43, Lots 588, 36 and 567.

Schedule of Definitions

EXHIBIT C-2

INTERIM GAS MANAGEMENT PLAN

Maps Not Attached

Schedule of Definitions

EXHIBIT D
SUMMARY OF LANDFILL GAS SYSTEM COMPLIANCE AND
OPERATING REQUIREMENTS

1.
Clean Air Act Consent Decree (CD) [July 25, 2003]. Governs operation of Phases II, III, and IV and the ULE Flare until permits are issued.  Includes permit application, monitoring, reporting, recordkeeping requirements and design standards.

To maintain compliance with the CD, two standard operating procedures (SOP) were produced and subsequently revised by GZA to standardize both landfill gas flow monitoring and quality monitoring procedures.

2.           SOP No. 001 – Landfill Gas Quality Measurements [rev2: 1/31/2006] -

○	Sup 1.00 – Alternative Monitoring Equipment: SEM 500 Surface Emission Monitor [Jan. 2006]

○	Sup 2.00 – Alternative Monitoring Equipment: Jerome 631-x Hydrogen Sulfide Analyzer [Jan. 2006]

This standard operating procedure discusses the various instruments, locations, time requirements and reporting criteria for the measurement of landfill gas quality for use at the Site.

3.
SOP No. 002 – Landfill Gas Flow and Pressure Measurements [rev1: 1/31/2006] - This standard operating procedure discusses the various instruments, locations, time requirements and reporting criteria for the measurement of landfill gas flow and pressure for use at the Site.

4.	December 1999 Gas System Operations and Maintenance Overview – Prepared by GZA in response to RIDEM request. Contains language on 120% redundant capacity for gas destruction.

5.	March 2000 Sitewide Landfill Gas Management Plan – Prepared by Dufresnee-Henry in response to EPA request.

6.	Title V Air Permit - Not yet issued. Original application submitted June 2000. Revised November 2000. Supplemental materials submitted June 2005.

7.	Air Toxics Operating Permit - Application submitted July 2007, permit not yet issued.

8.
RIDEM - Air Pollution Control Regulation No. 9 Permit for the Phase II\III and IV Landfills - Not yet issued.  Application for Phases II, III and IV submitted September 2000.  Amended application submitted in September 2003 and revised amended application submitted in January 2004. Phases II, III, and IV operate under the July 25 Consent Decree until the permit is issued.

Schedule of Definitions

9.
RIDEM - Air Pollution Control Regulation No. 9 Permit for the Phase V Landfill - Approval #1810, September 16, 2004.  Contains emission limits, design standards, operating requirements and monitoring, recordkeeping and reporting requirements for Phase V.

10.	RIDEM - Air Pollution Control Regulation No. 9 Permit Application for the Phase VI Landfill - Not yet issued. Application submitted July 2007.

11.
RIDEM - Air Pollution Control Regulation No. 9 Permit for Destruction devices: RF-1, RF-2, RF-3 - RF-1 is approval #1035, April 18, 1990.  Contains operating, monitoring and reporting requirements.  Permits have not been issued for RF-2 and RF-3.  Both applications were submitted in March 2000.

12.
RIDEM - Air Pollution Control Regulation No. 9 Permit for Destruction device: Ultra Low Emission 6,000 SCFM ground flare (ULE) - Not yet issued.  Application submitted September 2003.  Operates under July 25 Consent Decree until permit is issued.

13.
RIDEM - Air Pollution Control Regulation No. 9 Permit for the Main Flares located at the Ridgewood Power Plant - Approval #s 1037 and 1038, April 18, 1990.  Contains operating, monitoring and reporting requirements.

14.
Revised Surface Emission Monitoring Plan for Phases I, II and III [Dec 13, 2001] -This document discusses the procedures. equipment and reporting criteria for the monitoring of surface emissions for the Phase I, Phase II and Phase III Landfills.

15.
40 CFR 60 Subpart WWW Landfill Gas Collection and Control System Design Plan - [Dec 22, 1999 and Amended March 9, 2000] - This document describes how the facility meets the collection and control system requirements of 40 CFR 60 Subpart WWW.  The plan has been submitted to the EPA and no approval has been received to date.

16.
VOC RACT Compliance Plan [Mar 5, 2003] - This document provides a summary of the applicable requirements under Rhode Island Air Pollution Control Regulation Number 15.  This plan specifies VOC capture and control requirements for Phase I of the landfill.  The plan requirements are generally consistent with the landfill gas capture and control requirements of 40 CFR 60 Subpart WWW.

17.
NOX RACT Compliance Plan [Dec 19, 2000] – This document provides a summary of the applicable requirements under Rhode Island Air Pollution Control Regulation Number 27.  Plan specifies boiler maintenance and recordkeeping requirements, recordkeeping requirements for Flares RF-1, RF-2, and RF-3, and recordkeeping and engine timing adjustment requirements for emergency generators.

18.	Phase IV Surface Emission Monitoring Plan [Sep 17, 2003] - This document discusses the procedures, equipment and reporting criteria for the monitoring of surface emissions from the Phase IV Landfill.

Schedule of Definitions

19.	Phase V Surface Emission Monitoring Plan [October 2003] - This document discusses the procedures, equipment and reporting criteria for the monitoring of surface emissions from the Phase V Landfill.

20.	Phase IV Licensing Permit Application - This document contains the Closure Gas System Design plan for the Phase IV Landfill.

21.	Supplemental Phase IV Interim Gas Collection System Design

22.
Phase V Licensing Permit Application - This document contains the Landfill Gas System operating plan, Operational Gas Collection System Design and Closure and Gas System design plan for the Phase V Landfill.

23.
Phase VI Licensing Permit Application - This document contains the Landfill Gas System operating plan, Closure Gas System design plan, and the Surface Emission monitoring plan for the Phase VI Landfill.

RIRRC Leachate Collection and Treatment System

RIRRC Existing Leachate Collection System

The existing leachate collection system is comprised of both primary and secondary collection layers in the Phase II – V cells.  Phase I contains a leachate diversion trench which separates Phase II from the unlined Phase I cell.  In addition, the Phase II groundwater underdrains are tied to the “Westside” leachate underdrain and Phase IV has two (2) groundwater underdrains connecting to a gravity sewer running beneath the Phase V landfill.  These collection systems connect to the leachate transport system which carries the leachate to the leachate pretreatment facility.  The transport system consists of two (2) pump stations, HDPE double containment force mains and gravity sewer mains.  The Phase IV Pump Station (PS#3) handles all of the Phase II/III primary and secondary leachate, Westside and Phase II underdrains, and the Phase IV Primary and Secondary leachate systems.  This pump station pumps through an 8” diameter force main to an 8” diameter gravity system running along the southern edge of Phase V to the Leachate Pretreatment Pump Station (PS#2) which directs the flow to the 108,000 gallon equalization tank.  Pump Station No. 4 discharges the Phase V Area 1 leachate into the gravity system, previously mentioned.  Phase V Area 2 also discharges directly into this gravity system.  For reference, refer to the attached schematic plan.

Ridgewood Power / RGS Existing Condensate Connection Points

The Phase I (Old Plant) presently discharges secondary condensate through the existing sanitary sewer system to the RIRRC’s Main Pump Station (PS#1).  Similarly, RGS’s primary condensate is connected to the same sanitary line discharging directly to PS#1.  The ULE Flare discharges condensate to the Phase IV Pump Station (PS#3).  The Stage II Cat Plant, discharges condensate through a portion of an existing 4” force main (that is temporarily out of service), to the PS#3.  The Phase IV Header Condensate collects in an RGS pump vault located on the west side of Phase IV and discharges to a primary cleanout on the Phase IV leachate collection system.  The total flow presently entering RIRRC’s leachate system for all existing connection points is estimated at 10,000 gpd.

Schedule of Definitions

RIRRC Proposed Upgrades

As part of the Phase VI Permit Application, RIRRC is proposing the following system upgrades.

•
Capacity – The existing leachate capacity with the City of Cranston is 400,000 gpd.  It is estimated based on Phase VI leachate modeling that an additional 250,000 gpd will be required.  RIRRC has requested this increase from the City of Cranston.  The City of Cranston is considering this request, however, this increase will require RIRRC to upgrade its force main on Green Hill Road and upgrade an existing gravity sewer owned by the City of Cranston on Plainfield Pike.

•
RIRRC’s existing pretreatment discharge permit is anticipated to be modified in May 2009.  Presently, the issue with the leachate discharge relates to the historic exceedance of the 10 ppb arsenic limit.  The City of Cranston is undertaking a system limit study to determine if this present limit can be raised.  Additionally, the city has indicated that nitrates are becoming an issue at their discharge limit.  The ammonia content in the present leachate discharge is problematic to the city and the modified permit may require nitrate/ammonia treatment.

•
In anticipation of this permit modification; RIRRC is undertaking a three (3) tiered approach to resolve the issues.  Phase I will include a leachate study of our existing sources for both flow and pollutant concentrations.  Phase II will include complete demolition of the existing plant and the replacement with a new storage tank and an associated pump station (PS#2) capacity upgrade.  Phase III will include a new treatment system to meet discharge limits set forth in the city permit.

•
As part of the Phase II implementation, RIRRC anticipates that certain underdrains and potentially the “Westside” intercept will not require treatment as described above.  These flows will be isolated and redirected to discharge directly to PS#1, bypassing treatment.  This redirection of flow will require the use of the 4” force main that the Stage II Cat plant presently discharges condensate through.  It is anticipated that the underdrain flow will be isolated in the Phase IV pump station (PS#3) to one dedicated bay (non-treatment bay).  The flows from this bay will be directed up the 4” force main to the air brake at the gravity change over at Shun Pike near the Stage II plant.  This flow will proceed through the gravity line to PS#1.   Therefore, the Stage II discharge will need to relocate at this time.

•
The existing Stage I Power Plant is anticipated to be decommissioned by the Decommissioning Date, terminating condensate discharge.  According to the Contract, RIRRC has an obligation to provide Ridgewood power a condensate connection point for its new facilities and header lines on the Ridgewood side of the interconnect point.  Ridgewood Power has the obligation to meet RIRRC’s permit discharge limits as is or as may be amended.  RIRRC will need to have the ability to monitor flow and sample discharge concentrations at this interconnect location.